EXHIBIT 10.81

AGREEMENT OF LIMITED PARTNERSHIP

OF

IIT NORTH AMERICAN INDUSTRIAL FUND I LIMITED PARTNERSHIP

i

9.1	Buy-Sell Right	25
9.2	Forced Sale of Property	28
ARTICLE 10 DISSOLUTION AND LIQUIDATION OF THE PARTNERSHIP		28
10.1	Events Causing Dissolution	28
10.2	Liquidation	29
10.3	Constructive Termination	30
ARTICLE 11 BOOKS AND RECORDS, ACCOUNTING, REPORTS, TAX ELECTIONS, ETC.		30
11.1	Books and Records	31
11.2	Accounting and Fiscal Year	32
11.3	Bank Accounts and Investments	32
11.4	Tax Depreciation and Elections	32
11.5	Interim Closing of the Books	32
11.6	Information from Limited Partners	32
ARTICLE 12 MISCELLANEOUS		33
12.1	Remedies	33
12.2	Notice	33
12.3	Appointment of General Partner as Attorney-in-Fact	33
12.4	Amendments	33
12.5	Entire Agreement	34
12.6	Successors	34
12.7	Representations and Warranties of the General Partner	34
12.8	Meaning of Certain Terms	35
12.9	Counterparts	35
12.10	Confidentiality	35
12.11	Applicable Law	35
12.12	Waiver of Jury Trial	35
12.13	Venue	36
12.14	Limitation on Benefits	36

Definitions

The following capitalized terms used in this Agreement are defined in the sections indicated below:

3NET Capital Call	Section 4.3(d)(iii)
3NET Funding Request	Section 4.3(d)(iii)
3NET Limited Partner	Introduction
3NET Representative	Section 3.3(c)
Acceptance Notice	Section 9.1(a)
Accepted Price	Section 9.1(a)
Acquisition Date	Section 2.2(b)(i)
Act	Recitals
Additional Capital Contributions	Section 4.3(c)
Additional Rotation Property	Section 6.6(b)
Agreement	Introduction
Applicable Vehicles	Section 6.6(a)
Approval of the Executive Committee	Section 3.2
Approved	Section 3.2
Approved Investment	Section 4.1(b)
Approved Partnership Budget	Section 6.2(c)
Baseball Arbitration	Section 9.1(a)
Business Day	Section 4.1(d)
Buy-Sell Deposit	Section 9.1(b)
Buy-Sell Notice	Section 9.1(a)
Buy-Sell Tax Opinion	Section 9.1(f)
Capital Account	Section 4.5
Capital Call Notice	Section 4.3(d)
Capital Contributions	Section 4.3(c)
Carried Interest Distributions	Section 5.1(a)
Cash Available for Distribution	Section 5.1b)
Cause Notice	Section 7.4(b)
Cause	Section 7.4(a)
Certificate of Limited Partnership	Recitals
Closing Date	Section 9.1(c)
Code	Section 2.2(c)
Confidential Information	Section 12.10
Contributing Partner	Section 4.4(b)
Core Investment	Section 2.2(b)(ii)
Core Investment IRR	Section 2.2(b)(iii)
CPR	Section 7.4(b)
Cumulative 8% Internal Rate of Return Amount	Section 5.1(c)
Cumulative 10% Internal Rate of Return Amount	Section 5.1(d)
Cumulative 13% Internal Rate of Return Amount	Section 5.1(e)
Cure Date	Section 4.4(c)
Deadlock Event	Section 3.2
Default Date	Section 4.4(c)
Default Period	Section 4.4(c)
Defaulting Partner	Section 4.4(a)
Dilution Option	Section 8.1(e)
Disputed Issue	Section 7.4(b)
EC Indemnitee	Section 6.7(c)
Executive Committee	Section 3.1
Executive Officer	Section 7.4(a)(ii)
Exemption	Section 5.6(b)
Fiscal Year	Section 11.2
Force Majeure Event	Section 7.4(a)(i)

General Partner	Introduction
GP Fees	Section 6.4(a)
GP Indemnitee	Section 6.7(b)
IIT	Introduction
IIT Board	Section 7.4(a)(iv)
IIT Change of Control	Section 7.4(a)(iv)
IIT Limited Partner	Introduction
IIT OpCo	Introduction
IIT Partners	Introduction
IIT REIT Listing Transaction	Section 7.4(a)(iv)
Indebtedness	Section 2.2(b) (iv)
Indemnification Amounts	Section 4.3(c)
Indemnitee	Section 6.7(b)
Initial Capital Contributions	Section 4.3(b)
Initial Investment Brief	Section 4.1(c)
Initial Offering Partner	Section 9.1(a)
Initial Proposal	Section 9.1(a)
Interest	Section 4.2(b)
Investment Entity	Section 2.2(c)
Investment Entity Board	Section 2.2(c)
Investment Memorandum	Section 4.1(c)
Investment Period	Section 4.1(a)
IRS	Section 6.8(b)
Key Man Event	Section 6.1
Key Person	Section 6.1
Limited Partner	Introduction
Limited Partners	Introduction
Losses	Section 6.7(b)
LP Indemnitee	Section 6.7(c)
Major Decision	Section 6.2
Material Adverse Effect	Section 7.4(a)(i)
Non-Transfer Option	Section 8.1(d)(ii)
Offer	Section 8.1(c)
Offer Period	Section 8.1(c)
Offered Price	Section 9.1(a)
Offeree Partners	Section 8.1(c)
Offering Partner	Section 8.1(c)
Organizational Documents	Section 2.2(c)
Oversight Party	Section 7.4(b)
Partner	Introduction
Partners	Introduction
Partnership	Introduction
Partnership Expenses	Section 6.4(c)
Percentage Interests	Section 4.2(a)
Permitted Costs	Section 4.3(a)
Portfolio	Section 2.2(a)(i)
Portfolio Liquidation	Section 9.1(a)
Pre-Sale Distribution Option	Section 2.2(d)
Preservation Costs	Section 4.3(c)(v)
Primary Markets	Section 2.2(a)(i)
Proposed Investments	Section 4.1(b)
Purchasing Partner	Section 9.1(a)
Removal Date Value	Section 7.4(c)
Requesting Partner	Section 7.4(b)
Responding Partner	Section 9.1(a)
Responding Proposal	Section 9.1(a)
Response Period	Section 9.1(a)

v

Revolving Credit Facility	Section 2.3(d)
SEC	Section 9.1(a)
Securities Act	Section 8.1(b)(i)
Selling Partner	Section 9.1(a)
Shortfall Loan	Section 4.4(b)(ii)
Substitute General Partner List	Section 7.4(d)
Tag Along Offer Terms	Section 8.1(d)(i)
Tag Along Option	Section 8.1(d)(ii)
Tag Along Purchaser	Section 8.1(d)(i)
Tag Along Transfer	Section 8.1(d)
Target Commitment	Section 4.1(a)(iii)
Tax Matters Partner	Section 6.8(a)
Term	Section 1.3
Transfer	Section 8.1(a)
Transferee	Section 8.1(a)
Trigger Date	Section 8.1(b)
Trigger Notice	Section 9.1(f)
Triggering Partner	Section 9.1(a)
Unfunded Amount	Section 4.4(a)
Value Add Investment	Section 2.2(b)(vi)
Value Add Investment IRR	Section 2.2(b)(vii)
Willful Bad Acts	Section 7.4(a)(iii)

EXHIBIT A	Capital Accounts; Allocation Rules
EXHIBIT B	Primary Markets
EXHIBIT C	Target Investment Characteristics
EXHIBIT D	GP Fees
EXHIBIT E	Substitute General Partner List
EXHIBIT F	CPR Arbitration
EXHIBIT G	Form of Investment Entity Charter
EXHIBIT H	Form of Investment Entity Bylaws
EXHIBIT I	Form of Certification
EXHIBIT J	Reporting Requirements
EXHIBIT K	Objectives
EXHIBIT L	Certain Defined Terms and Distributions
EXHIBIT M	Restrictions on Authority
EXHIBIT N	Presentation of Investments
EXHIBIT O	Cause

AGREEMENT OF LIMITED PARTNERSHIP

OF

IIT North American Industrial Fund I Limited Partnership

THIS AGREEMENT OF LIMITED PARTNERSHIP (this “Agreement”) of IIT North American Industrial Fund I Limited Partnership (the “Partnership”) is made and entered into as of August 18, 2011, by and among: (a) IIT North American Industrial Fund I GP LLC, a Delaware limited liability company, as general partner (the “General Partner”), which is a subsidiary of Industrial Income Operating Partnership LP (“IIT OpCo”), which in turn is a subsidiary of Industrial Income Trust, Inc. (“IIT”); (b) IIT North American Industrial Fund I Limited Partner LLC, a Delaware limited liability company which is a subsidiary of IIT OpCo, as a limited partner (the “IIT Limited Partner”; collectively with the General Partner, the “IIT Partners”); and (c) 3NET Indy Investments Inc., a Canadian corporation, as a limited partner (the “3NET Limited Partner”). The 3NET Limited Partner and the IIT Limited Partner, shall each be referred to herein individually as a “Limited Partner” and collectively as the “Limited Partners” and the Limited Partners and General Partner, each shall be referred to herein individually as a “Partner” and collectively as the “Partners.”

RECITALS

WHEREAS, on August 18, 2011, the General Partner executed a Certificate of Limited Partnership (the “Certificate of Limited Partnership”) forming the Partnership as a limited partnership under the Delaware Revised Uniform Limited Partnership Act (6 Del. C. §§ 17-101 et seq.) (as amended from time to time, the “Act”) and filed such certificate among the partnership records of the State of Delaware on August 18, 2011;

WHEREAS, the Partners desire to enter into this Agreement for the purposes set forth herein.

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are acknowledged hereby, the Partners agree as follows:

ARTICLE 1

AFFIRMATION, NAME, PLACE OF BUSINESS, TERM, AND PARTNERS

1.1 Formation of Partnership; Certificate of Limited Partnership. The Partners hereby:

(a) acknowledge the formation of the Partnership as a limited partnership pursuant to the Act and ratify and approve the filing of the Certificate of Limited Partnership with the Secretary of State of the State of Delaware;

(b) confirm and agree to their status as partners of the Partnership; and

(c) execute this Agreement for the purposes of organizing the Partnership and establishing the rights, duties and relationship of the Partners.

1.2 Name and Offices. The name of the Partnership is and shall be “IIT North American Industrial Fund I Limited Partnership”. The principal offices of the Partnership shall be located at 518 17th Street, 17th Floor, Denver, Colorado 80202, or at such other place or places as the General Partner may from time to time determine, provided that the General Partner shall give the other Partners notification thereof not later than thirty (30) days after the effective date of such change of address and, if required, shall amend the Certificate of Limited Partnership in accordance with the requirements of the Act.

1.3 Term. The term of the Partnership (the “Term”) commenced as of the date that the Certificate of Limited Partnership was filed with the Secretary of State of the State of Delaware and shall continue until August 31, 2019 or such other date as may be established by Approval of the Executive Committee. Notwithstanding the foregoing, if no Investments have been made prior to December 31, 2011, the Term shall expire on such date. Upon expiration of the Term, the Partnership shall be dissolved and its affairs wound up in accordance with Article X hereof, and the dissolution of the entire Portfolio will be effected through the sale by the Partnership of its shares of stock or shares of beneficial interest in the then existing Investment Entities unless otherwise approved by unanimous written consent of the Partners.

1.4 Registered Office and Agent. The address of the registered agent for service of process on the Partnership in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, and the Partnership’s registered agent at such address is Corporation Service Company. The General Partner may, from time to time, appoint a new registered agent for the Partnership.

1.5 Certificate of Limited Partnership. The General Partner, in accordance with the Act, promptly shall file with the Secretary of State of the State of Delaware any amendment to the Certificate of Limited Partnership required by the Act. If the laws of any jurisdiction in which the Partnership transacts business so require, the General Partner also shall file with the appropriate office in that jurisdiction a copy of the Certificate of Limited Partnership and any other documents necessary for the Partnership to qualify to transact business in such jurisdiction. The General Partner further agrees to execute, acknowledge and cause to be filed, in the place or places and in the manner prescribed by law, any amendments to the Certificate of Limited Partnership as may be required, either by the Act, by the laws of a jurisdiction in which the Partnership transacts business or by this Agreement, to reflect changes in the information contained therein or otherwise to comply with the requirements of law for the continuation, preservation and operation of the Partnership as a limited partnership under the Act, and the Limited Partners shall join in the execution and delivery of such certificates or documents, as reasonably necessary to comply with the Act or other applicable law.

1.6 Partners.

(a) The names and addresses of the Partners, together with their respective Initial Capital Contributions, Capital Accounts and Percentage Interests, each as of the date hereof, are set forth on Schedule 1.

(b) No direct interests in the General Partner shall be owned by a Person (i) designated by the U.S. Treasury Department’s Office of Foreign Assets Control as a “specially designated or blocked person” or (ii) described in Section 1 of U.S. Executive Order 13224 issued on September 23, 2001.

(c) Except as otherwise provided herein, the Limited Partners shall be the sole limited partners of the Partnership.

(d) Notwithstanding any provision to the contrary contained in this Agreement or in any agreement, document or instrument contemplated hereby, (i) no member of the Executive Committee is or shall at any time be admitted as or otherwise be a general partner of the Partnership, whether by agreement, estoppel or otherwise, (ii) no Limited Partner is or shall at any time be admitted as or otherwise be a general partner of the Partnership, whether by agreement, estoppel or otherwise and (iii) as used in this Agreement, the term “General Partner” shall not include any member of the Executive Committee or any Limited Partner, except, in each case, as expressly permitted by the terms of this Agreement. In the event that any provision of this Agreement or any other agreement, document or instrument contemplated hereby is inconsistent with or contrary to the terms of this Section 1.6(d), the terms of this Section 1.6(d) shall control.

ARTICLE 2

PURPOSES AND OBJECTIVES

2.1 Purposes. The purposes of the Partnership are to acquire, own, use, operate, manage, finance, sell, lease, sublease, exchange or otherwise dispose of selected industrial-type properties in the United States (indirectly, through the Investment Entities) and engage in any other activities related or incidental thereto, in each case in accordance with this Agreement.

2.2 Overview. The Partners have set forth the objectives of the Partnership in Exhibit K, which is incorporated by reference and attached hereto; all references herein to Section 2.2 shall be referred to Exhibit K.

2.3 Financing. The Partnership will seek: (a) financing with a loan-to-value ratio of up to sixty-five percent (65%) for each Investment and for the Portfolio taken as a whole; (b) non-recourse financing pooling and cross-collateralizing Investments; (c) a subscription credit facility secured and guaranteed by the Partners based on an equity amount for Investments Approved by the Executive Committee, and/or (d) Partnership-level financing, including a secured revolving credit facility in the name of the Partnership, cross-collateralized by all of the Properties owned by the Investment Entities (a “Revolving Credit Facility”); in each case, it being acknowledged and agreed that any such financing is subject to the Approval of the Executive Committee, each member acting in its sole discretion.

ARTICLE 3

EXECUTIVE COMMITTEE

3.1 Composition. The Partnership shall have an executive committee of the Partnership (the “Executive Committee”) selected by the Limited Partners and the General Partner as provided herein. At all times during the Term, the Executive Committee shall be comprised of three (3) members consisting of: (a) one (1) representative appointed by each Limited Partner and (b) one (1) representative appointed by the General Partner. To the fullest extent permitted by law, each member of the Executive Committee shall be entitled to consider only such interests and factors as it desires, including the Limited Partners’ interests, and shall have no fiduciary duty or other duty or obligation to give any consideration to any interest of, or factors affecting, any other Person. In the event of the resignation or death of a member of the Executive Committee, the Partner that so appointed such member shall designate a successor to such member by written notice to all Partners. Any Partner also shall have the right to replace its representative on the Executive Committee by giving written notice of the removal of such representative to all Partners, together with its appointment of a replacement therefor. Executive Committee members shall be entitled to reimbursement from the Partnership for their reasonable travel expenses and other reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Executive Committee but shall not be entitled to any fees, remuneration or other reimbursements from the Partnership or any of the Partners.

3.2 Role of Executive Committee. The unanimous consent of members of the Executive Committee constituting a quorum (the “Approval of the Executive Committee” or “Approval”;

and, with respect to the Investment Entity Board, “Approval” shall mean the unanimous consent of members of the Investment Entity Board constituting a quorum as set forth in the applicable Organizational Documents) shall be required with respect to any Proposed Investment, all Major Decisions, as more specifically set forth in Section 6.2, and such other matters as are prescribed herein as requiring the Approval of the Executive Committee. Any failure of the members (or the members constituting a quorum) of the Executive Committee to unanimously agree on any matter requiring its Approval hereunder shall constitute a “Deadlock Event.”

3.3 Meetings.

(a) General. Any Executive Committee meetings held in person shall be held in the Denver, Colorado metropolitan area except as otherwise Approved by the Executive Committee (either in advance of or at such meeting); provided, however, in the case of meetings held by telephone conference or similar means pursuant to Section 3.3(e), no participant need be in the Denver, Colorado metropolitan area.

(b) Nature of Meetings. The General Partner shall give notice to each member of the Executive Committee of each meeting, including the time, place and purpose of such meeting. Notice of each such meeting shall be sent by overnight delivery, personal delivery, telecopier, telegraph, cable, wireless or other form of electronic communication to each Limited Partner and each Executive Committee member, addressed to him or her at the last address provided by the member or Limited Partner to the General Partner for such purpose, at least five (5) days before the day on which such meeting is to be held, except as otherwise provided herein. Such notice need not be given to any Executive Committee member who in fact attends such meeting. A written waiver of notice delivered to the General Partner, whether before or after the time of the meeting stated therein, shall be deemed equivalent to notice.

(c) Quorum. Except as set forth below, at all meetings of the Executive Committee at which a Major Decision is to be considered, the presence of the member appointed by 3NET Limited Partner (the “3NET Representative”) and at least one (1) member appointed by either of the IIT Partners shall constitute a quorum for the transaction of business. At any duly called meeting of the Executive Committee at which a Major Decision is to be considered, if a quorum shall not be present solely as a result of the failure of the 3NET Representative to attend, the General Partner may call a second meeting to consider such matter (and if the matter involves those items described in Sections 6.2(o) and (p), such second meeting may be called by the General Partner on twenty-four (24) hours notice) and if the 3NET Representative fails to attend such second meeting, such meeting may nevertheless take place and the 3NET Representative shall be deemed to have voted against any Major Decision proposed at such subsequently held meeting, in which case a Deadlock Event shall be deemed to occur.

(d) Action Without a Meeting. Any action of the Executive Committee may be taken without a meeting of the Executive Committee, without prior notice and without a vote, if a consent in writing, setting forth the action to be so taken, shall be signed by all of the Executive Committee members. The 3NET Representative shall be entitled to require the General Partner to circulate a written consent to the Executive Committee in lieu of meeting, provided that, if the General Partner promptly delivers such written consent to the 3NET Representative and the 3NET Representative fails to execute and return such written consent within the time periods prescribed for any such meeting as set forth above, the 3NET Representative shall be deemed to have voted against any Major Decision described in such written consent, in which case a Deadlock Event shall be deemed to occur.

(e) Telephone Participation. Any member of the Executive Committee may participate in a meeting of the Executive Committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting may talk with and hear one another.

(f) Rules. The Executive Committee may adopt such other rules of procedure governing its meetings, communications and actions as it deems necessary, appropriate or helpful.

ARTICLE 4

INVESTMENTS; CAPITAL CONTRIBUTIONS

4.1 Process for Investments: Investment Period; Diligence; Recommendation and Approval.

(a) The General Partner shall use commercially reasonable efforts to identify industrial-type properties that meet the investment objectives set out in Section 2.2(a) for potential acquisition by the Partnership commencing on the date hereof and continuing for a period (the “Investment Period”) ending on the earliest to occur of: (i) December 31, 2013; (ii) the two (2) year anniversary after the closing of the Partnership’s first (1st) Investment; and (iii) the date upon which the Partners have made aggregate Capital Contributions equal to Six Hundred Twelve Million Dollars ($612,000,000) (the “Target Commitment”).

(b) The General Partner shall, from time to time during the Investment Period, recommend to the Executive Committee industrial-type properties for proposed investment by the Partnership and the business and legal structure therefor, including the structure of any proposed Indebtedness (“Proposed Investments”). The Approval of the Executive Committee shall be required for any Proposed Investment. Each Proposed Investment which is Approved by the Executive Committee hereinafter is referred to as an “Approved Investment.”

(c) Not less than five (5) days, excluding any days upon which banks in New York, New York are closed for normal business (“Business Days”), prior to a meeting of the Executive Committee at which a Proposed Investment will be considered for those Proposed Investments with acquisition costs equal to or less than Forty Million Dollars ($40,000,000) and not less than ten (10) Business Days for Proposed Investments in excess of such amount, the General Partner shall present a written initial investment brief (the “Initial Investment Brief”) to the Executive Committee for such Proposed Investment. Such Initial Investment Brief shall include: (i) a property/transaction summary; (ii) a leasing status and rent roll; (iii) a location and market summary; (iv) cash flow projections and assumptions; (v) an estimate of the proposed Indebtedness to be incurred in connection with the Proposed Investment; (vi) for any proposed Value Add Investment, the estimated GP Fees categorized as “Development/Construction Fees” on Exhibit D hereof, and (vii) the aggregate Capital Contributions required to acquire the Proposed Investment. Thereafter, but not less than three (3) Business Days prior to the applicable meeting of the Executive Committee, the General Partner shall present a written investment memorandum (the “Investment Memorandum”) to the Executive Committee containing the information previously provided in the Initial Investment Brief (updated if applicable) and a due diligence report on the Proposed Investment containing reasonably sufficient detail which should allow the Executive Committee to make an informed and reasoned decision as to whether to proceed with the acquisition or not. From time to time, the Executive Committee may amend the criteria for the underwriting and due diligence process and the content and format for presentation to the Executive Committee of Initial Investment Brief and Investment Memoranda prepared by the General Partner.

(d) For each of the first four (4) potential Investments of any amount and for each potential Investment in excess of Forty Million Dollars ($40,000,000) thereafter, the General Partner shall involve the 3NET Representative on a regular and on-going basis in the totality of the underwriting and diligence evaluation prior to presenting a final Investment Memorandum of the Proposed Investment for the Approval of the Executive Committee. Following closing on the fourth (4th) Investment, for each potential Investment of less than Forty Million Dollars ($40,000,000), the General Partner will more generally update the 3NET Representative during the underwriting and diligence process and present the Initial Investment Brief and the final Investment Memorandum for the Approval of the Executive Committee; provided that nothing herein shall relieve the General Partner from preparing and presenting the Initial Investment Brief or the Investment Memorandum in accordance with, and within the time limits set forth in, Section 4.1(c).

(e) For the avoidance of doubt, and notwithstanding anything in this Section 4.1 or this Agreement to the contrary, (i) no member of the Executive Committee shall have any obligation to cast an affirmative vote to Approve any Proposed Investment at any time during the Term, (ii) the General Partner’s obligation to present potential Investments to the Partnership shall be limited to and shall terminate at the expiration of the Investment Period, without notice to or from, or act by, or on the part of, any party or as otherwise described in Section 6.6, and (iii) if the GP Fees that are included in an Initial Investment Brief or Investment Memorandum are consistent with Exhibit D hereof, then any rejection of such GP Fees shall be deemed a rejection of the applicable Proposed Investment.

4.2 Percentage Interests; Interests.

(a) Percentage Interests. The Partners will fund Capital Contributions and pay their shares of expenses as required under this Agreement in proportion to their respective “Percentage Interests”, which for each Partner, shall equal the percentage determined by dividing each Partner’s Capital Contributions to the Partnership by the aggregate Capital Contributions made by all of the Partners to the Partnership (as may be adjusted pursuant to the terms hereof, including Section 4.4(b)(ii)(B)). The Percentage Interests of the Partners as of the date of this Agreement are set forth on Schedule 1 attached hereto, which may be revised from time to time by the General Partner (without the consent of the Limited Partners) to reflect the then applicable Percentage Interests of the Partners. Except as otherwise provided under this Agreement, the respective Percentage Interests of the Partners also shall constitute the respective voting interests of the Partners for any votes of the Partners required or permitted under the Act or this Agreement with regard to any matter specifically requiring a vote of the Partners under this Agreement.

(b) Interests. As referred to herein, a Partner’s “Interest” means the entire interest of a Partner in the Partnership at any particular time, including, without limitation, the right of such Partner to any and all rights and benefits to which a Partner may be entitled as provided in this Agreement, together with the obligations of such Partner to comply with all the terms and provisions of this Agreement. The General Partner and the Limited Partners hereto are hereby issued their respective Interests.

4.3 Capital Contributions.

(a) Initial Capital Contributions. Upon execution of this Agreement, the Partners made Capital Contributions to the Partnership (collectively, the “Initial Capital Contributions”) which shall be deemed to equal the amounts set forth on Schedule 1, and such amounts are hereby credited to the applicable Partners’ respective Capital Accounts.

(b) Capital Contributions for Approved Investments. During the Investment Period, the Partners shall be obligated to fund, pro rata based on their Percentage Interests: (i) any Capital Contributions required in order to fund the closing of acquisitions of new Approved Investments that occur during the Investment Period (exclusive of amounts allocated to such acquisitions that are included in the Initial Capital Contributions); and (ii) with respect to any Approved Investment that is Approved by the Executive Committee during the Investment Period but not consummated as of the end of the Investment Period, the Partners shall make any Capital Contribution required in order to fund the closing of the acquisition of such Approved Investment, provided such closing occurs within one hundred eighty (180) days after the expiration of the Investment Period (or such longer period as Approved by the Executive Committee).

(c) Additional Capital Contributions. Except to the extent already included in Capital Contributions made pursuant to Sections 4.3(a) or (b) above, the Partners shall be obligated to fund, pro rata based on their Percentage Interests, only the following Capital Contributions:

(i) any Capital Contributions required (A) pursuant to the Approved Partnership Budget (or, in the absence of an Approved Partnership Budget, the prior year’s Approved Partnership Budget in effect, modified as described in Section 6.2(c)); and (B) without duplication, in order to fund any capital contributions required to be made to an Investment Entity pursuant to any applicable budget approved by the Investment Entity Board of such Investment Entity;

(ii) any Capital Contributions that are Approved by the Executive Committee;

(iii) any Capital Contributions required in order to fund the payment of any GP Fees to the General Partner pursuant to Section 6.4(a) for activities that have been Approved by the Executive Committee that are not specifically included in the Approved Partnership Budget;

(iv) any Capital Contributions required in order to fund amounts paid or payable to lenders under guarantees made by the Partnership to such lenders pursuant to any guarantee relating to any Indebtedness, which guarantee is Approved by the Executive Committee pursuant to Section 6.2(o) (to the extent that, after taking into account any existing cash reserves of the Partnership and the Investment Entities, the Partnership has insufficient funds to pay the required amounts), but only to the extent that the events giving rise to such payments were not caused by and did not result from any Willful Bad Act or gross negligence of the General Partner or any GP Indemnitee;

(v) any Capital Contributions required in order to fund such amounts which the General Partner reasonably and in good faith determines (after taking into account any existing cash reserves of the Partnership or the Investment Entities, as applicable) are necessary to fund the payment of debt service obligations with respect to any Indebtedness secured by any Investment or other assets of the Partnership or an Investment Entity (pursuant to a financing previously Approved by the Executive Committee or the applicable Investment Entity Board and provided that the fair value of any such Investment or assets securing such Indebtedness is not less than one-hundred and ten percent (110%) of the outstanding amount of such Indebtedness), real estate taxes, utility costs, insurance premiums, and/or other costs or expenses reasonably necessary to prevent imminent and material damage or to prevent impending health, life or safety emergencies (all such costs, collectively “Preservation Costs”); and

(vi) any Capital Contributions required in order to fund (A) a variance in the aggregate amount of all operating expenditures incurred by any Investment Entity in any calendar year, provided that the aggregate amount of all Capital Contributions that can be made in any calendar year pursuant to this Section 4.3(c)(vi)(A) with respect to any Investment Entity shall not exceed, in the aggregate, the threshold described in Section 6.2(d)(i); and (B) a variance in the aggregate amount of all capital expenditures incurred by any Investment Entity in any calendar year, provided that the aggregate amount of all Capital Contributions that can be made in any calendar year pursuant to this Section 4.3(c)(vi)(B) with respect to any Investment Entity shall not exceed, in the aggregate, the threshold described in Section 6.2(d)(ii).

(d) Capital Call Notices. With respect to each Capital Contribution to be made by the Partners pursuant to this Agreement, including following the Approval of an Approved Investment, the General Partner shall issue a written capital call notice (a “Capital Call Notice”) to each Partner setting forth: (i) the total amount of equity to be contributed by the Partners to the Partnership; (ii) the amount that each Partner must contribute, which shall be the product of the Capital Contribution and such Partner’s Percentage Interest; and (iii) the date on which such Capital Contribution must be made, which date shall not be less than five (5) Business Days following the date of such notice; provided, however, that, notwithstanding anything in this Agreement to the contrary, in the event that the General Partner fails to promptly (and in any event within two (2) Business Days) issue a Capital Call Notice pursuant to this Section 4.3(d) with respect to the funding of any Preservation Costs identified in a written request from the 3NET Limited Partner (a “3NET Funding Request”) that the General Partner issue such a Capital Call Notice, the 3NET Limited Partner shall be entitled to issue a Capital Call Notice for the Preservation Costs identified in the 3NET Funding Request (a “3NET Capital Call”) and in such event the Partners shall make such Capital Contribution set out in the 3NET Capital Call pro rata based on their Percentage Interests. If the Capital Call Notice is issued with respect to an Approved Investment, the total amount of equity to be contributed by the Partners will include the amount of third party acquisition costs incurred with respect to such Approved Investment. By the date specified by the General Partner (or, to the extent permitted pursuant to this Section 4.3(d), the 3NET Limited Partner) in the applicable Capital Call Notice, each Partner shall be required to fund its Capital Contributions with respect thereto as required by this Agreement. If any transaction for which Capital Contributions are funded is terminated, then so long as, and to the extent that, the Partnership no longer is liable in connection therewith, such Capital Contributions shall be returned to the Partners within ten (10) Business Days following the effective date of such termination. The General Partner shall hold each Partner’s Capital Contribution in trust until all Partners have made their respective capital contributions or a Partner is deemed to be a Defaulting Partner pursuant to Section 4.4.

4.4 Treatment of Defaulting Partner.

(a) Default. If any Partner fails to fund any Capital Contribution required hereunder, within the period set forth in the applicable Capital Call Notice, such Partner shall be considered a “Defaulting Partner.” A Partner that has become a Defaulting Partner shall not be entitled to any additional period in which to cure the default and pay its required Capital Contribution. The portion of such Capital Contribution that such Defaulting Partner was required to make and did not actually fund shall be referred to herein as the “Unfunded Amount.”

(b) Remedies Generally. If, and to the extent, a Defaulting Partner fails to fund any Capital Contribution required hereunder, each of the other Partners that has fully funded its required Capital Contribution that is not an affiliate of the Defaulting Partner (each, a “Contributing Partner”), shall have the right, without obligation, either to:

(i) require the General Partner (or the 3NET Limited Partner, in the case of a 3NET Capital Call) to (and the General Partner shall) revoke or revise the Capital Call Notice, whereupon any Capital Contributions paid by the Contributing Partner pursuant to such Capital Call Notice shall be returned to it within ten (10) Business Days following such Partner’s election of this and shall be treated for all purposes of this Agreement as never having been made (and no default shall be deemed to have occurred), in which event the Executive Committee shall reconsider the needs of the Partnership for additional capital and the General Partner may issue a new capital call following such reconsideration with the Approval of the Executive Committee; or

(ii) in addition to making its own Capital Contribution then due, the Contributing Partner may (but shall not be obligated to) fund the Unfunded Amount by making an additional cash payment to the Partnership of the amount thereof, which shall be treated as a loan to the Defaulting Partner in such amount (each, a “Shortfall Loan”), the proceeds of which shall be deemed to have been used by the Defaulting Partner to make a Capital Contribution.

(iii) A Contributing Partner that elects to fund the Unfunded Amount by a Shortfall Loan shall notify the General Partner and the Defaulting Partner in writing of this election, whereupon such Shortfall Loan shall accrue interest at the rate of twenty percent (20%) per annum, compounded annually and shall have a term coterminous with the Term of the Partnership. A Shortfall Loan may be repaid, with all accrued and unpaid interest thereon, at any time, by a Defaulting Partner and if, and to the extent, not so repaid, distributions that otherwise would be made to the Defaulting Partner under Section 5.2 shall instead be paid to the Contributing Partner and applied first to interest accrued and unpaid on such Shortfall Loan and second to outstanding principal on such Shortfall Loan until all such outstanding amounts are repaid; provided, however, that for purposes of Section 5.2, such amounts will be treated as if they had been distributed to the Defaulting Partner. A Shortfall Loan shall not be treated as a Capital Contribution by the Contributing Partner. Each Partner shall have the right to assign its right to make a Shortfall Loan to an affiliate.

(c) Default Date and Default Period. Subject to Section 4.4(b)(i), the day that a Partner becomes a Defaulting Partner shall be referred to herein as the “Default Date”. If any of the Contributing Partners elect the remedy set forth in Section 4.4(b)(ii), the Defaulting Partner shall be deemed to have cured the default at such time as the Contributing Partner(s) (or its affiliate, as applicable) actually receive full repayment of their Shortfall Loans (the “Cure Date” being the date on which the Contributing Partner receives full repayment of the Shortfall Loan and the period from the Default Date until the Cure Date (if applicable), the “Default Period”).

(d) Termination of Rights. The following rights of a Defaulting Partner under this Agreement shall terminate on the Default Date and shall only be reinstated on the Cure Date, if applicable: (A) the right of first opportunity in connection with a Transfer by the Contributing Partner pursuant to Section 8.1(c), (B) the right to tag-along to a Transfer by the Contributing Partner pursuant to Section 8.1(d), (C) the right to deliver a Buy-Sell Notice pursuant to Section 9.1(a), or (D) the right to deliver a Trigger Notice pursuant to Section 9.1(f). If the 3NET Limited Partner is the Defaulting Partner, the General Partner shall have no further obligation to present to the Partnership potential investments pursuant to Section 6.6. If either IIT Partner is the Defaulting Partner and the General Partner is an affiliate of the IIT Limited Partner, the General Partner may be removed for Cause pursuant to Section 7.4(a)(vi); provided, however, such removal shall be permitted only prior to a Cure Date.

(e) Exclusion from the Executive Committee. On the third (3rd) Default Date for a Defaulting Partner (including in such number any Default Dates for any Partner that is an affiliate of the Defaulting Partner), any members of the Executive Committee appointed by such Defaulting Partner, or by any other Partner that is an affiliate of such Defaulting Partner, shall no longer be entitled to participate in any way in the affairs of the Executive Committee.

4.5 Capital Accounts. The Capital Contributions of each Partner shall be credited to such Partner’s “Capital Account.” A Partner’s Capital Account also shall be credited with the amount of income and gain of the Partnership allocable to the Partner under Section 5.4, and

Exhibit A attached hereto (including any income and gain exempt from tax), and shall be debited with (a) such Partner’s share of all Partnership distributions and (b) the amount of losses and deductions allocated to such Partner under Section 5.4, and Exhibit A attached hereto (including any income and gain exempt from tax). Capital Accounts shall be maintained and adjusted in accordance with the provisions of Section 1.704-1(b)(2)(iv) of the Treasury Regulations and the more detailed rules set forth in Exhibit A attached hereto. A Partner shall be considered to have only one Capital Account. Any permitted transferee (pursuant to the terms hereof) of all or any portion of an Interest shall succeed to the portion of the Capital Account relating to the Interest transferred.

4.6 No Interest on, or Right to Return of Capital Contributions or Capital Account. No Partner shall be entitled to receive any interest on its Capital Contributions or its outstanding Capital Account balance. Except upon the dissolution and termination of the Partnership to the extent provided herein, or as otherwise specifically provided in this Agreement, no Partner shall have the right to demand or to receive the return of all or any part of its Capital Contribution or its Capital Account.

4.7 Cash Contributions. All Capital Contributions to the Partnership by the Partners shall be in cash denominated in U.S. dollars.

ARTICLE 5

DISTRIBUTIONS AND ALLOCATIONS

5.1 Defined Terms. For purposes of Article 5, the Partners have set forth certain terms and definitions in Exhibit L, which is incorporated by reference and attached hereto; all references herein to Section 5.1 shall be referred to Section 5.1 in Exhibit L.

5.2 Distributions. The Partners have set forth the terms of Distribution in Exhibit L, which is incorporated by reference and attached hereto; all references herein to Section 5.2 shall be referred to Section 5.2 in Exhibit L.

5.3 Timing of Distributions.

(a) Quarterly Distributions. For purposes of Section 5.2, Cash Available for Distribution (other than proceeds from a sale, exchange or other disposition of assets or from a refinancing or other borrowing) shall be distributed at least quarterly within sixty (60) days after the end of each fiscal quarter. Cash Available for Distribution also may be distributed at such other time or times as the General Partner may decide in anticipation of the quarterly-end determination thereof, and any such distributions shall be subject to quarterly-end adjustment based on the amount of Cash Available for Distribution ultimately determined to be available for distribution with respect to such quarter.

(b) Sales Proceeds and Refinancing Proceeds. For purposes of Section 5.2, Cash Available for Distribution derived from a sale, exchange or other disposition of assets (including condemnation proceeds) or from a refinancing or other borrowing shall be distributed within ten (10) Business Days following receipt of such proceeds by the Partnership.

(c) Sale of All or Substantially All Assets. Cash Available for Distribution derived from the sale of all or substantially all of the assets of the Partnership (or of all of the Investment Entities) will be distributed to the Partners as provided in Section 10.2(a).

5.4 Tax Allocations. All items of income, gain, deduction and loss of the Partnership shall be allocated among the Partners in accordance with the provisions of Exhibit A attached hereto.

5.5 No Violations. Notwithstanding anything in this Agreement to the contrary, the Partnership shall make no distribution that violates the Act.

5.6 Withholding.

(a) Requirements. The Partnership shall comply with withholding requirements under United States federal, state and local law and shall remit amounts withheld to, and file required forms with, the applicable jurisdictions. To the extent the Partnership is required to withhold and pay over any amounts to any authority with respect to distributions or allocations to any Partner, the amount withheld shall be treated as a distribution to that Partner in the amount of the withholding. In the event of any claimed over-withholding, Partners shall be limited to an action against the applicable jurisdiction. If the amount withheld was not withheld from actual distributions, the Partnership may, at its option, (i) require the Partner to reimburse the Partnership for such withholding or (ii) reduce any subsequent distributions by the amount of such withholding. Each Partner agrees to furnish the Partnership with any representations and forms as shall reasonably be requested by the Partnership to assist it in determining the extent of, and in fulfilling, its withholding obligations. Each Partner will indemnify the General Partner and the Partnership against any losses and liabilities (including, without limitation, interest and penalties) related to any withholding obligations with respect to allocations or distributions made to it by the Partnership other than amounts resulting from the Partnership’s failure to timely pay over any amounts withheld or to timely file any returns.

(b) Exemptions. The Partnership will use commercially reasonable efforts to minimize or eliminate any withholding tax imposed by any jurisdiction on any amounts distributable by the Partnership to the Partners, including under Sections 1471 and 1472 of the Code. The General Partner shall reasonably assist each Partner to obtain any exemption, exclusion, credit or refund associated with the taxation (including, without limitation, withholding tax) of any amounts distributable to the Partner (“Exemption”) for which the Partnership or the Partner qualifies. In addition, the General Partner shall reasonably cooperate with and assist each Partner in obtaining available information for the Partner to make filings, applications or elections to obtain the Exemption. If, and to the extent, reasonably requested in writing by a Partner, and at the expense of the requesting Partner, the General Partner shall cause such filings, applications or elections to be prepared and filed on the Partner’s behalf with respect to Exemptions from withholding or other tax arising out of the Partner’s Interest. The General Partner acknowledges that, absent a change in law or the administrative or judicial interpretation thereof, it does not intend to withhold under Sections 1445 and 1446 of the Code with respect to the 3NET Limited Partner’s share of any gains from the disposition of a “United States real property holding corporation” as defined under Section 897 of the Code; provided that the 3NET Limited Partner then qualifies for exemption from tax under Section 892(a)(1) of the Code, the 3NET Limited Partner provides the Partnership with any necessary forms to avoid such withholding and the 3NET Limited Partner does not own fifty percent (50%) or more of the Partnership during the taxable year of the Partnership to which such withholding relates.

(c) Withholding Notices. The Partnership shall (i) give notice to a Partner seven (7) days prior to any withholding to any taxing authority on behalf of the Partner, and (ii) within such seven-day period, give the Partner the opportunity to provide such applicable forms, information returns or other documentation, in form and substance satisfactory to the General Partner in its reasonable discretion, to establish an exemption from withholding with respect to the Partner under the laws of the applicable taxing jurisdiction, provided that such documentation shall be provided to the General Partner no later than two (2) Business Days prior to the date that withholding would otherwise be required. Notwithstanding the foregoing, nothing herein shall prevent the Partnership from withholding on any distributions in respect of a Partner if the General Partner determines in its reasonable discretion that withholding is required under applicable law.

ARTICLE 6

MANAGEMENT AND EXPENSES

6.1 Management. The general day-to-day activities of the Partnership shall be conducted by the General Partner. Subject to Section 6.2, the General Partner may appoint, contract or otherwise deal with any Person, including its affiliates, that the General Partner deems reasonably necessary or appropriate for the conduct of the business and affairs of the Partnership. During the Term, Dwight Merriman shall be designated as the “Key Person” and shall devote substantially all of his business time to the day-to-day operations and affairs of IIT. If Dwight Merriman ceases to so devote his time (a “Key Man Event”), the IIT Partners may designate as a substitute Key Person,(x) any of James Mulvihill, John Blumberg or Evan Zucker (on a permanent or interim basis), or (y) any other person, subject to the approval of the 3NET Limited Partner (which shall not be unreasonably withheld, conditioned or delayed if the proposed replacement has substantially similar or greater experience in acquiring and managing industrial properties in the United States as Dwight Merriman). If the IIT Partners fail to designate a permitted or approved replacement Key Man within sixty (60) days after a Key Man Event, a Deadlock Event shall be deemed to have occurred.

(b) General Authority Vested in General Partner. Subject to the restrictions and limitations set out in this Agreement (including the rights of the Executive Committee as described in Section 6.2 with respect to Major Decisions) and in the non-waivable provisions of the Act, the General Partner (x) shall have the exclusive right and power to manage the Partnership on a day-to-day basis, conduct the business and affairs of the Partnership, and to do all things necessary or desirable to carry on the business of the Partnership in accordance with the provisions of this Agreement and applicable law (with the provisions of this Agreement controlling over applicable law to the fullest extent permitted at law), and (y) is hereby authorized to take any action of any kind and to do anything and everything it reasonably deems necessary or appropriate in accordance therewith, including, without limitation, to undertake any of the following on behalf of the Partnership:

(i) execute, deliver and perform any and all agreements, contracts, documents, certifications and instruments necessary or convenient in connection with the acquisition, development, financing, management, maintenance, operation, sale, exchange, leasing or other disposition of the Partnership’s properties and assets;

(ii) borrow money and issue evidences of indebtedness necessary, convenient, or incidental to the accomplishment of the purposes of the Partnership; provided, however, that in connection with the borrowing of money on a nonrecourse basis, no lender shall be granted or acquire, at any time as a result of making such a loan, any direct or indirect interest in the profits, capital or property of the Partnership other than as a secured creditor;

(iii) engage in any kind of activity and perform and carry out contracts of any kind necessary to, or in connection with, or incidental to the accomplishment of, the purposes and objectives of the Partnership, as may be lawfully carried on or performed by a limited partnership under the laws of the State of Delaware, and in each state where the Partnership has been qualified to do business; and

(iv) take such actions (including, without limitation, amending this Agreement) or decline to take such actions as the General Partner determines in its sole discretion are advisable or necessary, based upon advice of counsel to the Partnership, (A) to preserve the tax status of the Partnership as a partnership for Federal income tax purposes and the tax status of the Investment Entities as real estate investment trusts for U.S. federal income tax purposes within the meaning of Section 856 of the Code and to avoid the imposition of tax on any Investment Entity pursuant to Section 857(b) or Section 4891 of the Code, or (B) to conform this Agreement to either (I) the Act, or (II) provisions of the Code or the Treasury Regulations relating to taxation of partners and partnerships and real estate investment trusts, including, without limitation, any changes thereto.

(c) Role of Limited Partners. Except to the extent provided in this Agreement, the Limited Partners shall not participate in or have any control whatsoever over the Partnership’s business or have any authority or right to act for or bind the Partnership. The authority to conduct the business of the Partnership shall be exercised only by the General Partner. The Limited Partners hereby consent to the exercise by the General Partner of the powers conferred on it by this Agreement, subject to the restrictions and limitations set forth in this Agreement or the Act.

(d) Reliance Upon Certificate. Any Person dealing with the Partnership or the General Partner may rely upon a certificate signed on behalf of the General Partner, thereunto duly authorized, as to:

(i) the identity of the General Partner or the Limited Partners;

(ii) the existence or non-existence of any fact or facts which constitute a condition precedent to the acts by the General Partner or in any other manner germane to the affairs of the Partnership;

(iii) the persons who are authorized to execute and deliver any instrument or document of the Partnership; and

(iv) any act or failure to act by the Partnership or as to any other matter whatsoever involving the Partnership or any Partner.

6.2 Restrictions on Authority of the General Partner. The Partners have set forth certain restrictions on the authority of the General Partner in Exhibit M, which is incorporated by reference and attached hereto; all references herein to Section 6.2 shall be referred to Exhibit M.

6.3 Duties and Obligations of the General Partner.

(a) Duties. The General Partner shall act in good faith to take all action which may be reasonably necessary or appropriate for the acquisition, development, maintenance, preservation, management and operation of the properties and assets of the Partnership in accordance with the provisions of this Agreement and applicable laws and regulations, it being understood and agreed, however, that the General Partner may contract with third parties or its affiliates for the direct performance of the general day-to-day management and operational services for the Partnership, the costs of which shall be paid by the General Partner pursuant to Section 6.4(b), provided that the General Partner shall not be required to perform any other services outside of the scope of this Agreement unless the expense related thereto is included in an Approved Partnership Budget. The General Partner’s duties shall consist of the following:

(i) using commercially reasonable efforts to maximize Cash Available for Distribution in a manner consistent with the General Partner’s rights and obligations under this Agreement;

(ii) keeping the Executive Committee informed on a regular basis of the material financial, operational and physical condition of the Investments;

(iii) preparing annual budgets, annual hold/sell analysis and annual business plans for the Partnership and the Investment Entities;

(iv) overseeing third-party property management arrangements, leasing and project or construction management activities (where applicable) for the Investments and selecting property management and leasing agents (where applicable) on behalf of the Investment Entities;

(v) monitoring and supervising the performance by the Partnership and each Investment Entity of its respective obligations pursuant to all contracts to which the Partnership or any Investment Entity is a party or bound by;

(vi) overseeing and participating as required with negotiating, entering into, monitoring and enforcing, leases on behalf of the Investment Entities;

(vii) coordinating annual valuations of the Partnership’s Investments in accordance with the reasonable requirements of the 3NET Limited Partner;

(viii) if the Executive Committee has Approved the acquisition of an Investment, using commercially reasonable efforts to consummate such acquisition, including negotiating the terms of, and supervising the preparation and review of, all documents necessary for such transaction;

(ix) monitoring market conditions and advising the Executive Committee at such times as it believes it is appropriate to dispose of an Investment or a portion thereof (through the sale of the relevant Investment Entity);

(x) if the Executive Committee has Approved the disposal of an Investment, (A) preparing market analysis to assist in determining the asking price, preparing a confidential memorandum concerning the Investment to be disposed of and coordinating the marketing of the Investment; and (B) once a purchaser has been identified, using commercially reasonable efforts to consummate such disposal, including negotiating the terms of, and supervising the preparation and review of, all documents necessary for such transaction;

(xi) preparing and submitting proposals for any expansion, redevelopment, or renovation of any Investment when and as it deems reasonably appropriate;

(xii) overseeing third party development and construction management activities (where applicable);

(xiii) performing quarterly and annual reporting pursuant to Section 11.1 for the Partnership and the Investment Entities and coordinating the auditing of the annual consolidated financial statement of the Partnership and the Investment Entities;

(xiv) monitoring market conditions and advising the Executive Committee at such times as it believes it is appropriate to finance or refinance an Investment Entity or Investment or a portion thereof when and as it deems reasonably appropriate;

(xv) if the Executive Committee has Approved a financing or refinancing, identifying potential sources of financing and using commercially reasonable efforts to consummate such financing, including negotiating the terms of, and supervising the preparation and review of, all documents necessary for such transaction and thereafter taking commercially reasonable steps to comply with the terms of such Indebtedness;

(xvi) performing cash management in accordance with Section 11.3 and distributing Distributable Cash pursuant to the terms of this Agreement;

(xvii) using commercially reasonable efforts to obtain and maintain all operating licenses and permits on behalf of the Partnership or the Investment Entities which are necessary or advisable for the conduct of the business of the Partnership;

(xviii) performing any and all such other services of a general asset management nature that are reasonably deemed to be in the best interests of Partnership or an Investment Entity; and

(xix) using commercially reasonable efforts to enable each Investment Entity to qualify as a “real estate investment trust” for U.S. federal income tax purposes within the meaning of section 856 of the Code.

(b) Partnership Budget. No later than November 1 of each year, the General Partner shall prepare and submit to the Executive Committee, for its consideration and approval as a Major Decision pursuant to Section 6.2(c), a draft annual budget for the Partnership for the forthcoming calendar year, together with all assumptions, supporting materials, financial and other information and explanations about the operations of the Partnerships and the Investment Entities reasonably necessary to allow the Executive Committee to make an informed decision about the draft budget, including historical and expected operating revenues and expenses and historical and expected capital expenditures and projected operating income and expenses and capital expenditures for any Investments and Approved Investments (collectively, the “Supporting Materials”). The General Partner shall provide any additional information reasonably requested by the Executive Committee in connection with the budget review process promptly following such request and the Executive Committee shall have reasonable access during normal business hours of the General Partner to the General Partner’s management personnel to obtain and discuss such information. On December 1 of each year, after delivery of the draft annual budget (or such other date Approved by the Executive Committee), the General Partner shall call a meeting of the Executive Committee for the purpose of considering and approving such draft annual budget. The General Partner shall consider in good faith, but without any obligation to make, any suggested changes and adjustments to the draft annual budget proposed by any member of the Executive Committee (other than changes that are inconsistent with the manner in which GP Fees are computed in accordance with Exhibit D), and if any changes are made by the General Partner to the draft annual budget prior to its approval, the General Partner shall submit a revised annual budget to the Executive Committee for its consideration and approval as a Major Decision pursuant to Section 6.2(c), together with any new, additional or updated Supporting Materials (not previously provided) that are reasonably necessary for the Executive Committee to make an informed decision about the revised draft annual budget. If the Executive Committee rejects the draft annual budget for any calendar year that is submitted to it for approval as a Major Decision pursuant to Section 6.2(c), then not later than fifteen (15) Business

Days after such rejection, the General Partner shall prepare and submit to the Executive Committee, for its consideration and approval as a Major Decision pursuant to Section 6.2(c), either the same or a revised draft of the annual budget for such year, incorporating any such changes the General Partner elects to make based upon its good faith consideration of any feedback and comments provided on the prior draft annual budget by a member of the Executive Committee to the General Partner (other than changes that are inconsistent with the manner in which GP Fees are computed in accordance with Exhibit D). In the event that the General Partner fails to submit to the Executive Committee for its consideration and approval as a Major Decision pursuant to Section 6.2(c), within the time periods required by this Section 6.3(b), either (i) an initial draft of an annual budget in respect of any calendar year, or (ii) if the Executive Committee rejects a draft annual budget for any calendar year, a revised draft of the annual budget for such year, then, in each case, notwithstanding anything in this Agreement to the contrary, a Deadlock Event shall be deemed to have occurred and shall continue to exist until such time as a General Partner shall submits an initial draft of an annual budget or a revised annual budget, as applicable, to the Executive Committee for its consideration and approval as a Major Decision pursuant to Section 6.2(c). Upon the Approval of the draft budget by the Executive Committee pursuant to Section 6.2(c), it shall become the Approved Partnership Budget for all purposes under this Agreement and shall supersede any prior Approved Partnership Budget.

(c) Filings. The General Partner shall take such action as may be necessary or appropriate in order to form or qualify the Partnership under the laws of any jurisdiction in which the Partnership is doing business or owns property or in which such formation or qualification is necessary in order to protect the limited liability of each Limited Partner or in order to continue in effect such formation or qualification. If required by law, the General Partner shall file or cause to be filed for recordation in the office of the appropriate authorities of the State of Delaware, and in the proper office or offices in each other jurisdiction in which the Partnership is formed or qualified, such certificates (including, without limitation, limited partnership and fictitious name certificates) and other documents as are required by the applicable statutes, rules or regulations of any such jurisdiction or as are necessary to reflect the identity of the Partners and the amounts of their respective Capital Contributions.

(d) Partnership Tax Returns. The General Partner shall prepare or cause to be prepared and shall file on or before the due date (or any extension thereof) any Federal, state or local tax returns required to be filed by the Partnership.

(e) Limitations on Liability of General Partner. The General Partner shall have no liability hereunder, and shall not be in breach of its obligations hereunder, if the General Partner is unable to take any action or perform any duty which would otherwise be required hereunder to the extent that (i) such inability to act was caused by the action or failure to act of the Limited Partners that are not affiliates of the General Partner or (ii) such inability to act resulted from a lack of available funds (provided the General Partner has issued Capital Call Notices for such funds in accordance with Article 4).

6.4 Fees; Expenses.

(a) Fees. The General Partner shall receive the various fees (the “GP Fees”) as compensation for providing services in managing the activities of the Partnership specifically enumerated in Section 6.3(a) (or where applicable providing such services to the Investment Entities) pursuant to and as and when set forth on Exhibit D attached hereto; provided, however, the General Partner may direct the Partnership to pay any of such GP Fees directly to a third party or affiliate.

(b) General Partner Expenses. Subject to Section 6.4(c), the General Partner shall be responsible for all the overhead expenses of performing the duties as described in

Section 6.3(a), including compensation for its employees, rent, utilities and other general internal expenses. The costs of forming the Partnership shall be funded by the Partners, pro rata, in accordance with their respective Percentage Interests.

(c) Expenses of the Partnership. The Partnership (or the Investment Entities, as applicable) shall bear all expenses in any Fiscal Year other than those expressly related to the duties of the General Partner for which it receives the GP Fees pursuant to Section 6.4(a) immediately above, including third party expenses relating to the performance of those duties described in clauses (vii), (xiii) and (xix) of Section 6.3(a) and expenses associated with any transactions outside the Partnership’s (or the Investment Entities’) general day-to-day operations, such as any financing transactions, sales of assets, mergers, acquisitions and the like (such as accounting, engineering, consulting, brokerage, financing and legal costs and expenses), and including, without limitation, construction, repairs, replacements, the preparation of financial statements, property-level audits, annual valuations, tax returns and K-1s and tax compliance activities for the Investment Entities (collectively, “Partnership Expenses”); provided, however, that a reasonable allocation of the internal time of employees of the General Partner or its affiliates for coordinating annual valuations, tax and REIT compliance activities, financing activities and the preparation of IFRS reporting packages or reconciliations (if requested by the 3NET Limited Partner) shall be deemed to be Partnership Expenses to the extent such expenses are included in the Approved Partnership Budget or otherwise Approved by the Executive Committee, it being understood that the General Partner shall have no obligation to oversee the foregoing activities unless there exists an Approved Partnership Budget for the internal time of employees of the General Partner or its affiliates performing the same; provided, further, that if the General Partner is not obliged to oversee the foregoing activities, notwithstanding anything else in this Agreement to the contrary, by providing notice in writing to the General Partner, the 3NET Limited Partner shall be entitled to require the General Partner to engage a third party selected by the 3NET Limited Partner to provide such oversight services to the Partnership on terms that are approved in writing by the 3NET Limited Partner, and such engagement shall be at the expense of the Partnership, instead of the General Partner providing such services to the Partnership. The IIT Partners shall be entitled to approve the engagement of the third party selected by the 3NET Limited Partner to provide such oversight services to the Partnership, provided that the IIT Partners shall not unreasonably delay, withhold or condition such approval (it being further understood and agreed that, if the cost to the Partnership of the third party performing such oversight services is equal to or lower than the cost to the Partnership of the General Partner performing such oversight services, then (A) the General Partner will have the right to match the cost proposal offered by the third party and provide such oversight services to the Partnership on the same price, terms and conditions offered by such third party, such right to match must be exercised by the General Partner providing to the 3NET Limited Partner written notice of acceptance of such engagement within five (5) Business Day after receiving from the IIT Limited Partner written notice of the proposed terms of the engagement of such third party, and (B) if the General Partner fails to provide such notice of acceptance within such time period, then the General Partner shall deemed to have irrevocably waived such right to match with respect to the proposed service provider and the IIT Partners shall be deemed to have approved the engagement of the third party selected by the 3NET Limited Partner to provide such oversight services to the Partnership on terms no less favorable to the Partnership than the terms presented above). The General Partner shall cooperate with any such third party that is retained to provide such oversight services.

6.5 Permitted Other Activities. Subject to Section 6.6, any Partner may engage independently or with others in other business ventures of every nature and description. Except as otherwise expressly provided herein, nothing in this Agreement shall be deemed to prohibit any affiliate of a Partner from dealing, or otherwise engaging in business, with persons transacting business with the Partnership or an Investment Entity or from providing services relating to the purchase, sale, financing, management, development, operation, leasing or disposition of industrial-type facilities and receiving compensation therefor, even if competitive with the business of the

Partnership or the Investment Entities. Except to the extent provided for under this Agreement, no Partner shall have any right by virtue of this Agreement or the relationship created hereby in or to such other ventures or activities or to the income or proceeds derived therefrom, even if competitive with the business of the Partnership hereunder or any of the Investment Entities.

6.6 Presentation of Investments. The Partners have set forth certain terms relating to the presentation of Investments in Exhibit N, which is incorporated by reference and attached hereto; all references herein to Section 6.6 shall be referred to Exhibit N.

6.7 Limitations on Liability; Indemnification.

(a) Extent of Liability. Except as otherwise described in the Act, the Limited Partners shall not be liable for any debts, liabilities, contracts or any other obligations of the Partnership. Except as otherwise described in the Act or this Agreement, each Limited Partner has no liability in excess its share of the Partnership’s assets and undistributed profits. No Limited Partner shall be required to lend any funds to the Partnership or to pay to the Partnership, any Partner or any creditor of the Partnership any portion or all of any negative balance of such Limited Partner’s Capital Account. None of the members of the Executive Committee shall be liable for any losses sustained or liabilities incurred as a result of any act or omission of any of such persons.

(b) Indemnification by the Partnership of the General Partner. The Partnership shall indemnify and hold harmless the General Partner and its affiliates and their respective partners, officers, directors, employees and controlling Persons (individually, in each case, a “GP Indemnitee”) to the fullest extent permitted by law from and against any and all losses, claims, demands, costs, damages, liabilities (joint or several), expenses of any nature (including reasonable attorneys’ fees and disbursements), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, including, without limitation, any of the foregoing relating to any guaranties of Indebtedness of the Partnership or the Investment Entities (“Losses”), in which the GP Indemnitee may be involved or threatened to be involved as a party or otherwise, arising out of or incidental or relating to the business or activities of the Partnership or relating to this Agreement, provided that such Losses did not involve, as to the General Partner or any GP Indemnitee (i) Willful Bad Acts or (ii) gross negligence. The termination of any action, suit or proceeding other than by a settlement or judgment on the merits or a conviction (for example, termination by a plea of nolo contendere or its equivalent) shall not, in and of itself, create a presumption that the General Partner’s conduct did constitute Willful Bad Acts or gross negligence (where applicable).

(c) Indemnification by the General Partner. The General Partner shall indemnify and hold harmless the Partnership (or, without duplication, the Limited Partners and the Investment Entities) and each of their respective officers, directors, employees, controlling Persons and affiliates (individually, in each case, an “LP Indemnitee”) and the members of the Executive Committee (and the equivalent members of the boards of the Investment Entities) (each an “EC Indemnitee” and, collectively with the LP Indemnitees and the GP Indemnitees, the “Indemnitees”) to the fullest extent permitted by law from and against any and all Losses arising out of Willful Bad Acts or gross negligence by the General Partner or any GP Indemnitee.

(d) Indemnification of Limited Partners and Executive Committee by the Partnership. To the extent that Section 6.7(c) (i) is not applicable, or (ii) if applicable, is not sufficient to cover all Losses arising out of Willful Bad Acts or gross negligence by the General Partner or any GP Indemnitee, the Partnership shall indemnify and hold harmless the LP Indemnitees and EC Indemnitees to the fullest extent permitted by law from and against any and all Losses arising out of their role as limited partners of the Partnership or members of the Executive

Committee, respectively, except to the extent such Losses are a result of the Willful Bad Acts of any such LP Indemnitee or EC Indemnitee.

(e) Defense Costs. Expenses incurred by any of the Indemnitees in defending any claim, demand, action, suit or proceeding subject to Sections 6.7(b) and (d), from time to time, upon request by the Indemnitee shall be advanced by the Partnership prior to the settlement or judgment of such claim, demand, action, suit or proceeding upon receipt by the Partnership of an undertaking by or on behalf of the Indemnitee to repay such amount promptly, with interest calculated at the rate equal to two (2) percentage points above the “Federal Short-Term Rate” as defined in Section 1274(d)(1)(c)(i) of the Code, as amended (or any successor to such section) or the maximum rate permitted under applicable law, whichever is less, calculated upon the outstanding principal balance of such amount, if it shall be determined in a judicial proceeding or a binding arbitration that such Indemnitee is not entitled to be indemnified pursuant to this Agreement

(f) Priority. The payment by the Partnership of any amounts pursuant to Sections 6.7(b) and (d) shall be first made from any existing cash reserves of the Partnership or the Investment Entities, as applicable.

(g) Non-Exclusive Rights. The rights provided by Sections 6.7(b), (c) and (d), shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement in writing or as a matter of law or equity shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee, and shall survive the termination of this Agreement.

(h) Insurance. The General Partner shall cause the Investment Entities to be covered by such property, casualty, general liability and environmental insurance in connection with the business or activities of the Partnership hereunder and the Investment Entities that a reasonable and prudent owner and operator would maintain with regard to similar properties in similar circumstances, it being understood and agreed that the coverage, amount and scope of the insurance program currently being administered by an affiliate of IIT shall be deemed to satisfy the foregoing standard for so long as such program applies to the Partnership and the Investment Entities. Each insurance policy shall name as additional insureds the Partnership, the General Partner, the members of the Executive Committee and such other persons as the General Partner shall determine. The cost of any such insurance shall be an expense of the Partnership for purposes of Section 6.4. Notwithstanding the foregoing, fidelity bonds or insurance, or errors and omissions insurance, or other insurance not falling within the first sentence hereof, shall be obtained and maintained on behalf of the General Partner at the General Partner’s expense unless otherwise Approved by the Executive Committee.

(i) No Disqualification. An Indemnitee shall not be denied indemnification in whole or in part under this Section 6.7 or otherwise by reason of the fact that the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(j) No Third Party Rights. The provisions of this Section 6.7 are for the benefit of the Indemnitees and shall not be deemed to create any rights for the benefit of any other persons.

(k) Third Party Opinions. In discharging its obligations under this Agreement, the General Partner may obtain an opinion, appraisal or examination by independent counsel, appraiser, accountant or other expert, if appropriate, upon which the General Partner and the members of the Executive Committee shall be entitled to rely, to the extent reasonable, for matters within the expertise of the person or entity providing or rendering the same.

6.8 Designation of Tax Matters Partner.

(a) Designation. The General Partner shall designate a person (which may be the General Partner) to act as the “Tax Matters Partner” of the Partnership, as provided in Treasury Regulations pursuant to Section 6231 of the Code. Each Partner hereby (i) approves of General Partner’s authority to make such designation and (ii) agrees to execute, certify, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be deemed necessary or appropriate to evidence same.

(b) Information to be Supplied to IRS. To the extent and in the manner provided by applicable Code sections and Treasury Regulations thereunder, the Tax Matters Partner shall furnish the name, address, profits interest and taxpayer identification number of each Partner (or assignee) to the Internal Revenue Service (the “IRS”).

(c) IRS Proceedings. To the extent and in the manner provided by applicable Code sections and Treasury Regulations thereunder, the Tax Matters Partner shall inform each Partner of administrative or judicial proceedings for the adjustment of Partnership items required to be taken into account by a Partner for income tax purposes (such administrative proceedings being referred to as a “tax audit” and such judicial proceedings being referred to as “judicial review”). In addition, upon receipt by the Tax Matters Partner of any written notice, request, inquiry or statement of a material nature from the IRS in connection with an examination of the Partnership involving a potential income tax liability for any of the Partners, the Tax Matters Partner shall promptly send each Partner a copy of the documents so received. If the Tax Matters Partner intends to respond in writing to any such documents received from the IRS, the Tax Matters Partner shall provide a copy of its proposed response to all other Partners at least ten (10) days before such response is to be submitted to the IRS and shall consider in good faith any comments received from other Partners with respect to such proposed response.

(d) Authorized Actions of Tax Matters Partner. The Tax Matters Partner is authorized:

(i) with the Approval of the Executive Committee, to enter into any settlement with the IRS with respect to any tax audit or judicial review, and in the settlement agreement the Tax Matters Partner may expressly state that such agreement shall bind all Partners except that such settlement agreement shall not bind any Partner (A) who (within the time prescribed pursuant to the Code and Treasury Regulations thereunder) files a statement with the IRS providing that the Tax Matters Partner shall not have the authority to enter into a settlement agreement on behalf of such Partner or (B) who is a “notice partner” (as defined in Section 6231 of the Code) or a member of a “notice group” (as defined in Section 6223(b)(2));

(ii) if a notice of a final administrative adjustment at the Partnership level of any item required to be taken into account by a Partner for tax purposes (a “final adjustment”) is mailed to the Tax Matters Partner, with the Approval of the Executive Committee, to seek judicial review of such final adjustment, including the filing of a petition for readjustment with the Tax Court or the United States Claims Court, or the filing of a complaint for refund with the District Court of the United States for the district in which the Partnership’s principal place of business is located;

(iii) with the Approval of the Executive Committee, to file a request for an administrative adjustment with the IRS at any time and, if any part of such request is not allowed by the IRS, to file an appropriate pleading (petition or complaint) for judicial review with respect to such request;

(iv) with the Approval of the Executive Committee, to enter into an agreement with the IRS to extend the period for assessing any tax which is attributable to any item required to be taken into account by a Partner for tax purposes, or an item affected by such item; and

(v) to take any other action on behalf of the Partners or the Partnership in connection with any tax audit or judicial review proceeding to the extent permitted by applicable law or regulations or this Agreement.

(e) Indemnification of Tax Matters Partner. Notwithstanding any other provision of this Agreement (but subject to Section 6.7 of this Agreement), the Partnership shall indemnify, and reimburse, to the fullest extent permitted by law, the Tax Matters Partner for all Losses incurred in connection with any tax audit or judicial review proceeding with respect to the tax liability of the Partners, if the Tax Matters Partner’s conduct did not constitute a Willful Bad Act or gross negligence.

(f) Discretion of Tax Matters Partner. Except as expressly set forth herein, the taking of any action and the incurring of any expense by the Tax Matters Partner in connection with any such proceeding, except to the extent required by law, is a matter in the sole discretion of the Tax Matters Partner and the provisions on limitations of liability of the General Partner and indemnification set forth in Section 6.7 of this Agreement shall be fully applicable to the Tax Matters Partner in its capacity as such.

6.9 Prohibited Payments. The General Partner shall not knowingly (a) make any payment or transfer anything of value with the intent, or which has the purpose or effect of, engaging in commercial bribery, or acceptance of or acquiescence in kickbacks or other unlawful or improper means of obtaining or retaining business and not promise, offer, or (b) give to a government official, directly or indirectly, any money or anything else of value, for the government official himself or herself or another person or entity, in order to influence that government official to act or refrain from acting in the exercise of his or her official duties, in both cases, in relation to the business of the Partnership or the Investment Entities.

ARTICLE 7

WITHDRAWAL AND REMOVAL OF GENERAL PARTNER

7.1 Voluntary Withdrawal. Except as otherwise provided in Article 8, the General Partner shall not have the right (but shall have the power) to retire or withdraw voluntarily from the Partnership, and any withdrawal in violation hereof shall constitute a breach of this Agreement and shall be subject to the provisions of Section 7.3. Prior to any voluntary withdrawal from the Partnership, the General Partner shall give the Limited Partners notice of its intention to withdraw at least ninety (90) days in advance of such withdrawal, and the IIT Limited Partner may appoint a substitute general partner which is an affiliate of the IIT Limited Partner. If a substitute general partner is so appointed, it shall be admitted immediately prior to the withdrawal of the General Partner and shall continue the business of the Partnership without dissolution.

7.2 Bankruptcy or Dissolution of the General Partner. In the event of the bankruptcy of the General Partner or other events that cause the General Partner to cease to be a general partner under Sections 17-402(a)(6), (7), (8), (9), (10), (11) or (12) of the Act, the General Partner shall cease to be the general partner of the Partnership and its Interest shall terminate; provided, however, that such termination shall not affect any rights or liabilities of the General Partner which matured prior to such event, or the value, if any, at the time of such event of the Interest of the General Partner.

7.3 Liability of Withdrawn General Partner. If the General Partner shall cease to be general partner of the Partnership, it shall be and remain liable for all obligations and liabilities incurred by it as general partner prior to the time such withdrawal shall have become effective, but it shall be free of any obligation or liability incurred on account of the activities of the Partnership from and after the time such withdrawal shall have become effective; provided, however, that nothing herein shall relieve the General Partner from any liability arising from any withdrawal from the Partnership in violation of this Agreement.

7.4 Removal of General Partner for Cause. The Partners have set forth certain terms relating to the Removal of the General Partner in Exhibit O, which is incorporated by reference and attached hereto; all references herein to Section 7.4 shall be referred to Exhibit O.

ARTICLE 8

TRANSFER OF INTERESTS

8.1 Assignments.

(a) Restriction of Assignments. No Partner shall, directly or indirectly, sell, assign, pledge, hypothecate, transfer by gift, exchange or otherwise dispose of or encumber its Interests by operation of law or otherwise (all of the foregoing being referred to hereinafter as a “Transfer”, but excluding from the definition of Transfer any IIT REIT Listing Transaction), except in accordance with this Section 8.1 and pursuant to the Dilution Option set out in Section 2.2(d). Any such assignment and the rights of the assignee with respect to the assigned Interest shall be subject to Section 8.2. Any Transfer made in contravention of this Agreement shall be null and void and the transferee (the “Transferee”) shall receive no right, title or interest in or to any Interests as a result of such Transfer made in violation of this Agreement. In addition, any Transfer otherwise permitted by this Agreement shall be null and void unless (i) the Transferee agrees to adopt and be bound by the terms of this Agreement and other relevant documents as if the Transferee had been an original party hereto and (ii) the Transfer would not result in any violation of the ownership limitations set forth in the organizational documents of each Investment Entity intended to preserve the qualification of such Investment Entity as a real estate investment trust for U.S. federal income tax purposes within the meaning of Section 856 of the Code. The parties acknowledge that a transfer or issuance of any interests in IIT or IIT OpCo shall not constitute a Transfer for the purposes of this Agreement; provided that such a transfer may still constitute an IIT Change of Control pursuant to Section 7.4(a)(iv).

(b) Permitted Assignments. A Partner may Transfer all (but not part) of its Interest, at any time, (i) to an affiliate of such Partner, or (ii) from and after the second (2nd) anniversary of the completion of the Partnership’s most recent Investment (the “Trigger Date”), to any third party other than a Canadian government entity (subject to Sections 8.1(c) and (d)); provided, however, that any Transfer shall be, subject, in all events, to the following limitations:

(i) No Transfer of any Interest may be made if, in the opinion of legal counsel to the Partnership, such assignment would require filing of a registration statement under the Securities Act of 1933, as amended (the “Securities Act”) or would otherwise violate any Federal or state securities or Blue Sky laws (including any investment suitability standards) or regulations applicable to the Partnership or the Interests;

(ii) No Transfer on any date of an Interest may be made if, in the opinion of legal counsel for the Partnership, it would be effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code;

(iii) No Transfer of any Interest may be made if, in the opinion of legal counsel for the Partnership, it likely would cause any Investment Entity to no longer qualify as a real estate investment trust or would subject any Investment Entity to any additional taxes under Section 857 or Section 4981 of the Code; and

(iv) No Transfer of any Interest may be made to a Transferee unless the Transferee is an Accredited Investor, as that term is defined in Rule 501 of Regulation D of the Securities Act, as certified to the satisfaction of the Partnership.

(c) Rights of First Opportunity. If any Partner should desire to Transfer its Interest (which may be Transferred in whole but not in part) other than a Transfer to an affiliate of such Partner, such Partner (the “Offering Partner”) first shall submit to all of the other Partners (the “Offeree Partners”) a binding written offer (the “Offer”) to sell such Interest to the Offeree Partners. The Offer shall include the price of the Interest and any other terms of the proposed Transfer and shall continue to be a binding offer to sell until the earlier of (i) the date the Offer is expressly rejected by the Offeree Partners or (ii) the expiration of a period of thirty (30) days (the “Offer Period”) after receipt of the Offer by the Offeree Partners. If the Offeree Partners desire to accept the Offer, the Offeree Partners shall notify the Offering Partner in writing prior to the expiration of the Offer Period and shall proceed to close the purchase within sixty (60) days after such notification of the Offer. If more than one Offeree Partner shall have accepted the Offer within the Offer Period, then the Interests shall be allocated among such Offeree Partners as they may agree or, if they fail to agree, then in proportion to their respective Percentage Shares at the time of such purchase.

At the expiration of the Offer Period, if the Offeree Partners have not accepted the Offer, the Offering Partner may Transfer the Interest (in whole, but not in part) subject to the Offer to any Transferee (but subject to the Offeree’s continuing rights to participate in a Tag Along Transfer) for a period of one hundred and twenty (120) days after the Offer Period. If no such sale is made by the Offering Partner within such one hundred and twenty (120) day period, the restrictions set forth in this Section 8.1(c) thereafter shall continue to apply to the offered Interest, and no Interests thereafter shall be subject to a Transfer by the Offering Partner without again first complying with all the provisions of this Agreement.

(d) Tag-Along Right. Subject to the foregoing, after the expiration of the Offer Period, if none of the Offeree Partners have accepted the Offer and the Offering Partner should desire to Transfer its Interest (which may be Transferred in whole but not in part) to a Transferee, other than a Transfer to an affiliate of such Partner, if the Offering Partner wishes to Transfer its Interest to any Person (other than an affiliate of such Offering Partner), (a “Tag Along Transfer”), the Offering Partner shall comply with the requirements of this Section 8.1(d).

(i) Prior to undertaking a Tag Along Transfer, the Offering Partner shall provide written notice to the Offeree Partners, which notice shall set forth (A) all of the material terms and conditions, including consideration pursuant to which it proposes to make such Tag Along Transfer (the “Tag Along Offer Terms”) and (B) the identity of, and information concerning, the Person (the “Tag Along Purchaser”) to whom it proposes to make such Tag Along Transfer.

(ii) Within ten (10) days after delivery of an effective Tag Along Notice, each Offeree Partner shall give written notice to the Offering Partner that (A) such Offeree Partner elects to transfer its Interest to the Tag Along Purchaser on the Tag Along Offer Terms (the “Tag Along Option”) or (B) such Offeree Partner elects not to transfer its Interest to the Tag Along Purchaser (the “Non-Transfer Option”). An Offeree Partner shall be conclusively deemed to have elected the Non-Transfer Option if it fails to give written notice of its election of either of the above-described options within such ten (10) day period. Notwithstanding the foregoing, if the Tag Along Notice is delivered simultaneously with or within twenty (20) days after an Offer is distributed to the Partners pursuant to Section 8.1(c), the time periods for notices and responses under Section 8.1(c) shall govern, as applicable.

(iii) If an Offeree Partner elects or is deemed to have elected the Non-Transfer Option, the Offering Partner shall be permitted to make the Tag Along Transfer alone, so long as such Tag Along Transfer takes place within one hundred and twenty (120) days of the Tag Along Notice and is otherwise in accordance with Section 8.1.

(iv) If an Offeree Partner elects the Tag Along Option, the Offering Partner shall not make the Tag Along Transfer to the Tag Along Purchaser unless such Tag Along Purchaser acquires, simultaneously with its acquisition of such Offeree Partner’s Interest, the Interest of such Offering Partner at a purchase price equal to (i) the purchase price for Offering Partner’s Interest multiplied by (ii) a fraction the numerator of which is the Offeree’s Percentage Interest and the denominator of which is the total Percentage Interests to be transferred. Notwithstanding the foregoing, the aggregate reasonable and customary expenses of the Partners incurred in connection with the transfer of their Interests (including, without limitation, any reasonable attorneys’ fees and expenses and any brokerage fees) shall be paid (or reimbursed) out of the aggregate purchase price paid to the transferring Partners.

(v) If an Offeree Partner shall exercise the Tag Along Option, such Offeree Partner shall take all actions reasonably necessary to cause its Interest to be transferred to the Tag Along Purchaser, such actions to include, without limitation, executing a contract of sale if requested to do so by the Tag Along Purchaser (which contract shall be no more onerous to the Offeree Partner than the contract of sale executed by the Offering Partner) and complying with the terms thereof.

(e) Successors to a Limited Partner. If a Limited Partner becomes bankrupt, the trustee or receiver of the estate, shall have all of the rights of such Limited Partner solely for the purpose of settling or managing the estate and such power as the bankrupt Limited Partner possessed to assign all or any part of the Interest and to join with the assignee thereof in satisfying conditions precedent to such assignee becoming a substituted Limited Partner. The bankruptcy of a Limited Partner in and of itself shall not dissolve the Partnership or cause any successor to such Limited Partner to become a substituted Limited Partner.

(f) Recognition of Assignment. The Partnership will not recognize for any purpose any assignment of any Interest unless (i) there shall have been filed with the Partnership a duly executed and acknowledged counterpart of the instrument making such assignment signed by both the assignor and the assignee and such instrument evidences, inter alia, the written acceptance by the assignee of all of the terms and provisions of this Agreement and represents that such assignment was made in accordance with all applicable laws and regulations (including investment suitability standards) and (ii) the General Partner (or any replacement therefor) has determined that such an assignment is permitted under this Article 8. Irrespective of whether or not any successor to a Partner or a purported assignee of a Partner’s Interest hereunder provides the aforesaid instruments, any such Person shall be bound by the terms and provisions of this Agreement. As a condition to any voluntary assignment of an Interest, the General Partner (or any replacement therefor) may require that the assignor or the assignee of the Interest or their respective representatives provide to the Partnership information that is reasonably requested by counsel to the Partnership to enable such counsel to determine that such assignment is not prohibited by this Article 8.

(g) Continued Obligations. In no event shall a permitted Transfer be deemed to relieve the Partners who transfer their Interests from their obligations and liabilities under this Agreement, including, without limitation, their obligations with respect to Capital Contributions.

8.2 Admission of Assignees as Substituted Partners.

(a) Requirements for Admission. No assignee of a Partner’s Interest, whether or not such assignment is permitted under Section 8.1, shall be entitled to become a substituted Partner unless:

(i) the assignee shall have agreed in writing to be bound by and shall have accepted, adopted and approved in writing all of the terms and provisions of this Agreement, as the same may have been amended, and executed a power of attorney similar to the power of attorney granted in this Agreement; and

(ii) the assignee shall pay or obligate itself to pay all reasonable expenses incurred in connection with his admission as a substituted Partner.

(b) Effect of Assignment. If a Partner assigns all of its Interest in accordance with the provisions of this Article 8, it shall cease to be a partner of the Partnership as of the date that such assignment is given effect by the Partnership in accordance with the terms of this Article 8. A purported assignment of an Interest not in accordance with the provisions of this Article 8 shall not be given effect for any purpose.

(c) Rights of Assignee. Any person who is a permitted assignee of any of the Interest of a Partner in accordance with the terms of this Article 8, but who does not become a substituted Partner shall be entitled to all the rights of an assignee of a limited partner interest under the Act, including the right to receive distributions from the Partnership and the share of net profits, gain, net losses, loss and any specially allocated items attributable to the Interests assigned to such person, but shall not be deemed to be the owner of an Interest for any other purpose under this Agreement. In the event any such person desires to make a further assignment of any such Interests, such person shall be subject to all the provisions of this Article 8 to the same extent and in the same manner as a Partner.

(d) Notification of Assignment. If a Partner assigns or exchanges all or any portion of its Interest, it must notify the Partnership of such assignment or exchange. Such notification must be in writing and must be given within fifteen (15) days after the assignment or exchange. Such notification must include the names and addresses of the transferor and transferee, the taxpayer identification numbers of the transferor and the transferee, the date of the assignment or exchange and any other information required by the Partnership.

ARTICLE 9

Buy-Sell Right; Forced Sale

9.1 Buy-Sell Right.

(a) Buy-Sell Notice. At any time after the Trigger Date, either Limited Partner (which in the case of the IIT Limited Partner, shall be deemed to include the General Partner for all purposes of this Article 9) (the “Triggering Partner”) may initiate the procedures of this Section 9.1 (the “Baseball Arbitration”) by delivery of a written notice (a “Buy-Sell Notice”) to the other Limited Partner stating that the Triggering Partner desires to cause the Partnership to liquidate all of the Partnership’s Investments (a “Portfolio Liquidation”). Notwithstanding anything herein to the contrary, if IIT has commenced a bona fide, good faith IIT REIT Listing Transaction, the IIT Partners may, one-time only, delay (up to no more than ninety (90) days) any Portfolio Liquidation or Baseball Arbitration triggered by the 3NET Limited Partner; provided, however, if IIT has filed an offering document with the Securities and Exchange Commission (the “SEC”), such 90-day period may be extended for up to three (3) additional separate one-month periods as long as IIT is diligently responding to comments from the SEC at the time of each such extension.

Thereafter, the Limited Partners shall confer to determine if either Limited Partner desires to acquire the Interest of the other on terms acceptable to both. If either or both Limited Partners desire to acquire the other’s Interest and they do not agree on a purchase price therefor, a Limited Partner (the “Initial Offering Partner”) desiring to acquire the Interest of the other Limited Partner (the “Responding Partner”) shall deliver an “Initial Proposal” setting forth the gross purchase price and the price for each one percent (1%) Percentage Interest at which the Initial Offering Partner would purchase the Interest of the Responding Partner (the “Offered Price”). Until the date which is ten (10) days after receipt of a Initial Proposal (the “Response Period”), the Responding Partner may deliver a written notice to the Initial Offering Partner after electing either to (A) accept the offer to sell its Interest to the Initial Offering Partner at the Offered Price (an “Acceptance Notice”) or (B) propose a higher value per Percentage Interest to acquire the Initial Offering Partner’s Interest (the “Responding Proposal”). If the Responding Partner makes a Responding Proposal, the Initial Offering Partner either may (X) accept the Responding Proposal, or (Y) propose a higher value per Percentage Interest for the Interest of the Responding Partner within ten (10) days after receipt of the Responding Proposal. The foregoing process shall continue until a Limited Partner accepts a proposal to sell its Interests (the “Selling Partner”) to the other (the “Purchasing Partner”) at the price set forth in the applicable Acceptance Notice (the “Accepted Price”). A failure to respond during the initial or any subsequent Response Period shall be deemed to constitute an Acceptance Notice. If neither Limited Partner desires to purchase the Interest of the other, the General Partner shall undertake a Portfolio Liquidation pursuant to Section 9.2.

(b) Deposit. Within three (3) Business Days after receipt of an Acceptance Notice, the Purchasing Partner shall deposit in immediately available funds to a national title insurance company reasonably acceptable to the Selling Partner an amount equal to five percent (5%) of the Accepted Price (the “Buy-Sell Deposit”). The Buy-Sell Deposit shall be nonrefundable to the Purchasing Partner (except in the event of a material default of the Selling Partner in performing its closing obligations pursuant to Section 9.1(c)).

(c) Closing. The Closing of the sale of Interest to the Purchasing Partner pursuant to this Section 9.1 shall be held on the date that is sixty (60) days after the delivery of the Acceptance Notice (the “Closing Date”). The closing shall be completed through a customary closing escrow, and the Accepted Price shall be paid by wire transfer of immediately available federal funds. The Selling Partner shall convey to the Purchasing Partner or its designee good and marketable title to its Interest, free and clear of all liens and encumbrances.

(d) Brokerage. No brokerage fees or commissions shall be payable by the Partnership in connection with any purchase pursuant to this Section 9.1, and each Partner shall indemnify and hold harmless the Partnership and the other Partner from and against any such claims made based upon the actions of such Partner, including any fees and expenses in defending any such claims.

(e) Adjustments and Closing Costs. In connection with any sale made pursuant to this Section 9.1:

(i) the Purchasing Partner shall pay all fees and costs customarily paid by purchasers of companies that own and operate real property in the jurisdiction where the Investments are located, including title fees, recording costs, recording and transfer taxes, as applicable;

(ii) the Selling Partner shall pay all fees and costs customarily paid by sellers of companies that own and operate real property in the jurisdiction in which the Investments are located;

(iii) the Selling Partner and Purchasing Partner each shall pay its own legal fees;

(iv) the Purchasing Partner and the Selling Partner shall adjust the purchase price to reflect all adjustments customarily made in connection with the sale of companies that own and operate real estate; and

(v) for purposes of applying the provisions of this Section 9.1(e) to Section 9.1(f) in the event of a sale of less than all of the Investment Entities, the Partnership shall be deemed to be the Selling Partner.

(vi) In the event of a dispute with respect to any of the adjustments and prorations to be made pursuant to this Section 9.1(e), each of the Purchasing Partner and the Responding Partner shall submit to an arbitrator and to the other Partner, in accordance with a procedure to be established by the arbitrator, its assessment of the adjustments and prorations. The arbitrator shall be limited to awarding only one or the other of the two adjustment proposals submitted. The decision of the arbitrator shall be final and binding on the Purchasing Partner and the Selling Partner.

(f) Baseball Arbitration as a Remedy. Notwithstanding anything to the contrary in this Agreement:

(i) if at any time there is a Deadlock Event with respect to the Partnership or an Investment Entity (as applicable), either Limited Partner may, by delivering written notice to the other within thirty (30) days after the occurrence of such Deadlock Event, trigger the Baseball Arbitration of this Section 9.1: (i) in the case of a Deadlock Event with respect to not more than two Investment Entities, for the sale of the Investment Entities to which the Deadlock Event related only; or (ii) in the case of a Deadlock Event with respect to the Partnership, if a Deadlock then exists for three (3) or more Investment Entities or upon the occurrence of the third Deadlock Event, for the sale of all of the Investment Entities; provided, however, in the event that any Investment that would otherwise be purchased, directly or indirectly, by the Purchasing Partner from the Partnership pursuant to foregoing provisions of this Section 9.1(f)(i) is encumbered by the terms of any pooled Indebtedness, then: (A) if the terms of such Indebtedness permit the borrower(s) to obtain from the lender(s) the release of such Investment from such Indebtedness, then the Partnership shall (or shall cause any Investment Entities not being purchased by the Purchasing Partner pursuant to this Section 9.1(f)(i) to) bear the cost of, or otherwise pay to the lender(s), any premium on such Indebtedness that is required to be paid by the borrower(s) to the lender(s) pursuant to the terms of such Indebtedness in order to secure the release by the lender(s) of such Investment from such Indebtedness; provided, further, however, that the Purchasing Partner and the Partnership shall bear pro-rata any prepayment penalty that is required to be paid to the lender(s) in order to secure such release; and (B) if the terms of such

Indebtedness do not permit the borrower(s) to obtain from the lender(s) the release of such Investment from such Indebtedness, then the Deadlock Event shall be deemed to apply with respect to all Investment Entities that hold Investments that are encumbered by such pooled Indebtedness such that the Purchasing Partner shall be required to directly or indirectly assume the entire amount of such pooled Indebtedness as part of the purchase of such Investment Entities.

(ii) if at any time the 3NET Limited Partner delivers a Cause Notice pursuant to Section 7.4, during the period from the date of delivery of such Cause Notice up to and including (but not later than) thirty (30) days after a final decision of the arbitrators, either the IIT Partners or the 3NET Limited Partner may, by delivering written notice to the other Partners, trigger the Baseball Arbitration of this Section 9.1 with respect to the sale of all of the Investment Entities,

(iii)(any notice delivered pursuant to Section 9.1(f), a “Trigger Notice”).

(iv) Notwithstanding the foregoing, if the Trigger Notice relates to an Investment Entity which has held an Investment for less than two (2) years at the time any Trigger Notice relating to such Investment is delivered and if the 3NET Limited Partner is the party that delivers such Trigger Notice, unless the 3NET Limited Partner concurrently delivers to the IIT Partners a legal opinion from experienced and reputable counsel that a transfer of such Investment “should” not at such time expose either or both of the IIT Partners to “prohibited transactions” tax within the meaning of Section 857 of the Code (a “Buy-Sell Tax Opinion”), such Investment shall not be the subject of the Baseball Arbitration process described in this Section 9.1.

(g) Disposition Fee. Notwithstanding the provisions of Exhibit D, if the 3NET Limited Partner initiates a Baseball Arbitration which results in the transfer of Interests as described in this Section 9.1 or the sale of all or substantially all of the Partnership’s Investments pursuant to Section 9.2, in each case, to any person other than the General Partner or any affiliate of the General Partner, the General Partner shall be entitled to a one percent (1%) disposition fee based on the then current value of the shares of the Investment Entities (exclusive of any such shares of any Investment Entity excluded from such transaction) as further described in Section 2.2(d).

9.2 Forced Sale of Property. If neither Limited Partner desires to purchase the Interest of the other after a Buy-Sell Notice is delivered, the General Partner, on behalf of the Partnership, shall promptly retain a commercial broker or brokers and deliver to the Limited Partners an outline of the proposed marketing plan for the sale of the Portfolio (through a sale of the shares in the Investment Entities). The General Partner shall have the right on behalf of the Partnership and without the further consent of the Executive Committee or the Limited Partners to engage a broker or brokers to proceed with the marketing and sale of the Partnership Investments (through a sale of the shares of the Investment Entities) in a commercially reasonable manner.

ARTICLE 10

DISSOLUTION AND LIQUIDATION OF THE PARTNERSHIP

10.1 Events Causing Dissolution.

(a) Events. The Partnership shall be dissolved and its affairs wound up on the first to occur of the following events:

(i) the bankruptcy of the Partnership;

(ii) the withdrawal (whether or not in accordance with this Agreement) or removal of the General Partner or assignment of all of the general partner Interest of the General Partner, unless there is, at the time of the occurrence of such event, a remaining or substitute General Partner that continues the business of the Partnership pursuant to its obligation under Section 7.4(e) or the Partnership otherwise is continued pursuant to Section 7.4(e);

(iii) the bankruptcy of the General Partner, unless there is, at the time of the occurrence of such event, a remaining or substitute General Partner that continues the business of the Partnership pursuant to its obligation under Section 7.4(e) or the Partnership otherwise is continued pursuant to Section 7.4(e);

(iv) the occurrence of any event listed in Sections 17-402(a)(6), (7), (8), (9), (10), (11) or (12) of the Act where the General Partner shall cease to be a general partner unless there is, at the time of the occurrence of such event, a remaining or substitute General Partner that continues the business of the Partnership pursuant to its obligation under Section 7.4(e) or the Partnership otherwise is continued pursuant to Section 7.4(e); or

(v) the sale or other disposition of all or substantially all of the property of the Partnership;

(vi) at the time there is no limited partner, except that the Partnership is not dissolved and is not required to be wound up if (A) within ninety (90) days after the occurrence of the event that caused the last remaining limited partner to cease to be a limited partner, the General Partner and the personal representative of the last remaining limited partner agree, in writing, to continue the business of the Partnership and to the admission of such personal representative or its nominee or designee to the Partnership as a limited partner, effective as of the occurrence of the event that caused the last remaining limited partner to cease to be a limited partner or (B) within ninety (90) days after the occurrence of the event that caused the last remaining limited partner to cease to be a limited partner, a Person is admitted to the Partnership as a limited partner by the General Partner (and the General Partner is hereby authorized to effect such admission), effective as of the occurrence of the event that caused the last remaining limited partner to cease to be a limited partner; or

(vii) the expiration of the Term.

Dissolution of the Partnership shall be effective on the day on which the event occurs giving rise to the dissolution. The Partnership shall not terminate until the assets of the Partnership shall have been liquidated as provided in Section 10.2 and all proceeds therefrom have been collected. Notwithstanding the dissolution of the Partnership, prior to the termination of the Partnership, as aforesaid, the business of the Partnership and the affairs of the Partners as such, shall continue to be governed by this Agreement.

(b) No Liability for Return of Capital Contributions. The Partners shall look solely to the assets of the Partnership for all distributions with respect to the Partnership and their Capital Contributions thereto, and shall have no recourse therefor (upon dissolution or otherwise) against the General Partner or the Limited Partners.

10.2 Liquidation.

(a) Liquidating Trustee. Upon dissolution of the Partnership, the General Partner (or if the dissolution is caused by the occurrence of an event described in Section 10.1(a)(ii), (iii) or (iv)), then a person that may be designated as “liquidating trustee” by the Limited Partners, which “liquidating trustee” shall have all of the powers of the General Partner under this Agreement for purposes of liquidating and winding up the affairs of the Partnership) (the term “General Partner” as used in this Section 10.2 shall be deemed to mean the “liquidating trustee” where appropriate) shall liquidate the assets of the Partnership and the proceeds of such liquidation shall be applied and distributed in accordance with the Act in the following order of priority:

(i) to the payment of the expenses of the liquidation;

(ii) in satisfaction of Partnership debt and all other liabilities of the Partnership (whether by payment or making reasonable provision for payment thereof) owing to creditors of the Partnership other than Partners (including former Partners) who are creditors;

(iii) in satisfaction of any liabilities of the Partnership (whether by payment or making reasonable provision for payment thereof) owing to Partners (including former Partners) who are creditors of the Partnership; and

(iv) to the Partners, in accordance with Section 5.2.

(b) Deferred Liquidation. Notwithstanding the foregoing, except in the case of sales pursuant to Article 9 hereof, if the General Partner determines that an immediate sale of all or part of the Partnership assets would cause undue loss to the Partners, the General Partner (with the Approval of the Executive Committee), in order to avoid such loss, after having given notification to the Limited Partners, to the extent not then prohibited by the limited partnership act of any jurisdiction in which the Partnership is then formed or qualified and applicable in the circumstances, may defer liquidation of and withhold from distribution for a reasonable time (subject to any time limits imposed by the Approval of the Executive Committee) any assets of the Partnership except those necessary to satisfy the Partnership’s debts and obligations, provided that the liquidation shall be carried out in conformity with the timing requirements of Section 1.704-1(b)(2)(ii)(b) of the Treasury Regulations.

(c) In-Kind Distributions. The Partnership shall not be permitted to make any in-kind distributions except if Approved by the Executive Committee. At least ten (10) Business Days prior to any proposed in-kind distribution of assets, the General Partner shall notify the Limited Partners that it intends to make such a distribution, which notice shall specify the assets intended to be included within such distribution. The valuation of any assets proposed to be distributed in-kind must be approved by Approval of the Executive Committee.

(d) Completion of Winding Up. The General Partner shall cause the liquidation and distribution of all the Partnership’s assets and shall cause the cancellation of the Partnership’s certificate of limited partnership upon completion of winding up the business of the Partnership.

10.3 Constructive Termination. In the event that the Partnership terminates by reason of Section 708(b)(1)(B) of the Code, but no event of dissolution has occurred under Section 10.1 of this Agreement, the tax consequences shall be determined by applying the Treasury Regulations promulgated under Section 708 of the Code.

ARTICLE 11

BOOKS AND RECORDS, ACCOUNTING, REPORTS, TAX ELECTIONS, ETC.

11.1 Books and Records.

(a) Maintenance. The books and records of the Partnership shall be maintained by the General Partner (or other person appointed for such purpose by the General Partner) in accordance with applicable law at the principal office of the Partnership and shall be available for examination at such location by any Partner or such Partner’s duly authorized representatives at any and all reasonable times during normal business hours for any purpose.

(b) Right to Inspect. The Limited Partners and their duly authorized representatives shall have the right, at reasonable times and at their own expense, upon prior written notice to the General Partner (which notice shall be given a reasonable length of time in advance in light of the scope of such request, and in no event less than five (5) Business Days in advance), for any purpose, (i) to have true and full information regarding the status of the business and financial condition of the Partnership as is possessed by the General Partner; (ii) to inspect and copy the books of the Partnership and other reasonably available records and information as is possessed by the General Partner concerning the operation of the Partnership, including copies of the Federal, state and local income tax returns of the Partnership and any appraisal reports obtained by the Partnership; (iii) to have a current list of the name and last known business, residence or mailing address of each Partner mailed to the Limited Partners or representatives; (iv) to have true and full information regarding the amount of cash and a description and statement of the value of any property or services contributed to the Partnership as of the date upon which each Partner became a Partner; and (v) to have a copy of this Agreement, the Certificate of Limited Partnership and all amendments or certificates of amendment, as the case may be, thereto, together with copies of any powers of attorney pursuant to which any such amendment or certificate of amendment has been executed.

(c) Reports.

(i) Quarterly Reports. As soon as reasonably practical but in no event later than forty-five (45) days after the end of each of the first three (3) fiscal quarters, and as soon as reasonably practical but in no event later than seventy-five (75) days after the end of the last fiscal quarter of each Fiscal Year, the General Partner shall cause to be prepared and distributed to each Limited Partner a report summarizing, on both a consolidated and an entity-by-entity basis, the results of the Investments for that quarter and from inception of the Partnership through the end of that quarter. Such reports for the Limited Partners shall include, on both a consolidated and an entity-by-entity basis, the amount of capital invested and other payments (which shall be shown separately) made by each Limited Partner pursuant to this Agreement and the amounts paid to each Limited Partner through the end of the quarter (showing both the return on, and the return of, capital), and such other information set forth on Exhibit J attached hereto. The report issued following the last fiscal quarter of each calendar year, which report shall cover such year in its entirety, shall have been audited by an independent certified public accounting firm selected by the General Partner and Approved by the Executive Committee.

(ii) Other Reports. The General Partner shall cause to be prepared and distributed to each Limited Partner, the information set forth on Exhibit J attached hereto within the time periods specified therein (if applicable).

(d) Schedules K-1. The General Partner shall cause Schedules K-1 to IRS Form 1065 with respect to the Partnership to be prepared and delivered annually by April 1 to the Partners.

11.2 Accounting and Fiscal Year. The books of the Partnership will be kept on the accrual basis of accounting and will be kept consistent with US generally accepted accounting principles and, if requested by the 3NET Limited Partner, the General Partner shall provide the 3NET Limited Partner with an IFRS reporting package or reconciliation, at the Partnership’s expense. The Partnership will report its operations for tax purposes using the accrual method. The “Fiscal Year” of the Partnership shall end December 31 in each year.

11.3 Bank Accounts and Investments.

(a) The bank accounts of the Partnership shall be maintained in such banking institutions as the General Partner shall reasonably determine (which institutions shall not be the General Partner or any of its affiliates), and withdrawals shall be made only in the regular course of Partnership business in accordance with this Agreement on such signature or signatures as the General Partner may determine. All deposits and other funds not needed in the operation of the business or not yet invested may be invested in U.S. government securities, securities issued or guaranteed by U.S. government agencies, securities issued or guaranteed by states or municipalities, certificates of deposit and time or demand deposits in commercial banks, savings and loan association deposits or bankers’ acceptances. The funds of the Partnership shall not be commingled with the funds of any other person (including the General Partner or any affiliate of the General Partner).

(b) The General Partner shall have no liability to the Partnership or any Partner for any loss sustained by the Partnership as a result of the bankruptcy, receivership, insolvency or other economic failure of any bank, savings and loan institution, other depository of funds or entity to or with which funds of the Partnership have been deposited or invested pursuant to Section 11.3(a), except to the extent that the choice of such entity was a result of a Willful Bad Act or the gross negligence of the General Partner, provided that it shall not be considered Willful Bad Act or gross negligence of the General Partner if the General Partner deposits or invests the Partnership’s funds in a United States federal or state chartered commercial bank of recognized standing, or a commercial bank organized under the laws of any other country which is a member of the Organisation for Economic Cooperation and Development, or a political subdivision of any such country, acting through a branch or agency, which bank has capital and unimpaired surplus in excess of $1,000,000,000 and which bank or its holding company has a short term commercial paper rating and a long term debt rating of at least A 2 or the equivalent by S&P or at least P 2 or the equivalent by Moody’s.

11.4 Tax Depreciation and Elections.

(a) Depreciation Method. With respect to all depreciable assets of the Partnership, the General Partner shall elect to use such depreciation method for Federal tax purposes as it deems appropriate and in the best interests of the Partners generally.

(b) Section 754 Election. The General Partner may make an election under Section 754 of the Code and such other tax elections under Federal, state or local law as it may from time to time deem necessary or appropriate.

11.5 Interim Closing of the Books. There shall be an interim closing of the books of account of the Partnership (i) at any time a taxable year of the Partnership ends pursuant to the Code, and (ii) at such other times as the General Partner shall determine are required by good accounting practice or may be appropriate under the circumstances.

11.6 Information from Limited Partners. Each Limited Partner shall, within fifteen (15) days of a written request by the General Partner, furnish to the General Partner such information or execute such forms or certificates as the General Partner shall reasonably require for the purpose of complying with Federal, state or other tax or legal requirements.

ARTICLE 12

MISCELLANEOUS

12.1 Remedies. If any one or more of the provisions, covenants and/or agreements set forth in this Agreement shall have been breached by any party hereto, the party or parties entitled to the benefit of such covenants or agreements may avail themselves of the express remedies set forth in this Agreement or any other remedy available pursuant to law or equity with respect to such breaches. No single or partial assertion or exercise of any such right, power or remedy of a party hereunder shall preclude any other or further assertion or exercise thereof. Notwithstanding anything to the contrary in this Agreement (including, without limitation, the provisions of Sections 6.7 and 6.8), no Person shall be entitled to recover (or be indemnified for) any Losses which are special, punitive, indirect, or consequential in nature.

12.2 Notice. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person sent by personal delivery, recognized overnight delivery service, or telecopied or sent by electronic mail (in either such case, with a duplicate copy mailed or sent by personal delivery or overnight courier), addressed to such party at the address set forth on Schedule 1 or such other address as may hereafter be designated in writing by the addressee to the addressor. All such notices, requests, consents and communications shall be deemed to have been received on the date of such delivery (or refusal thereof).

12.3 Appointment of General Partner as Attorney-in-Fact.

(a) Power of Attorney. The Limited Partners, including, without limitation, each Substituted Limited Partner, irrevocably constitute and appoint the General Partner (and the Tax Matters Partner, to the extent applicable) as its true and lawful attorney-in-fact with full power and authority in the name, place and stead of the Limited Partners to execute, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to carry out the provisions of this Agreement.

(b) Power Coupled With an Interest. The appointment by the Limited Partners of the General Partner (and the Tax Matters Partner, to the extent applicable) and the aforesaid officers of the General Partner (and the Tax Matters Partner, to the extent applicable) as attorney-in-fact shall be deemed to be a power coupled with an interest, in recognition of the fact that each of the Partners under this Agreement will be relying upon the power of the General Partner to act as contemplated by this Agreement in any filing and other action by it on behalf of the Partnership, and shall survive, and not be affected by, the subsequent bankruptcy, death, incapacity, disability, adjudication of incompetence or insanity or dissolution of any person hereby giving such power and the transfer or assignment of all or any part of the Interest of such person; provided, however, that in the event of a permitted transfer by a Limited Partner of all of its Interest, the foregoing power of attorney of a transferor Partner shall survive such transfer only until such time as the transferee shall have been admitted to the Partnership as a Substituted Limited Partner and all required documents and instruments shall have been duly executed, filed and recorded to effect such substitution.

12.4 Amendments.

(a) Agreement to be Bound. Each Limited Partner, each Substituted Limited Partner, the General Partner and any successor General Partner, whether or not such Person becomes a signatory hereof, shall be deemed, solely by reason of having become a Partner, to have adopted and to have agreed to be bound by all the provisions of this Agreement. Without limiting the foregoing, each Limited Partner, Substituted Limited Partner and any successor General Partner shall take any action requested by the General Partner (including, without limitation, executing this Agreement or such other instrument or instruments as the General Partner reasonably shall determine) to reflect such Person’s adoption of, and agreement to be bound by all the provisions of, this Agreement.

(b) Permitted Amendments. In addition to the amendments otherwise authorized herein, amendments may be made to this Agreement from time to time by the General Partner with the consent of the Limited Partners holding, in the aggregate, at least seventy-five percent (75%) of the Percentage Interests, provided that any such amendment which would adversely impact the rights or obligations of a specific Limited Partner (other than a Defaulting Partner) rather than the Limited Partners as a whole shall require the affirmative vote of such affected Limited Partner.

(c) Amendment Upon Withdrawal of General Partner. If this Agreement shall be amended to reflect the withdrawal, removal, bankruptcy, assignment of all of the general partner Interest of the General Partner or any event described in Section 17-402(a)(6), (7), (8), (9), (10), (11) or (12) of the Act where the General Partner shall cease to be a general partner of the Partnership when the business of the Partnership is being continued, such amendment shall be signed by the withdrawing General Partner (and the General Partner hereby agrees to do so) and by the successor General Partner.

(d) Required Filings. In making any amendments, there shall be prepared and filed for recordation by the General Partner such documents and certificates as shall be required to be prepared and filed, no such filing being required solely by reason of this Agreement, under the Act and under the laws of the other jurisdictions under the laws of which the Partnership is then formed or qualified.

12.5 Entire Agreement. This Agreement and the other writings referred to herein or delivered pursuant hereto which form a part hereof contain the entire agreement among the parties with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements or understandings with respect thereto.

12.6 Successors. This Agreement shall bind and inure to the benefit of each of the parties and the respective successors of each of the parties.

12.7 Representations and Warranties of the General Partner.

(a) Authorization. By executing this Agreement, the General Partner hereby represents and warrants to each of the other parties to this Agreement that it is authorized and qualified to enter into and to perform fully all of its obligations arising under this Agreement and the person signing this Agreement on behalf of the General Partner has been duly authorized by such entity to do so.

(b) Limited Liability Company. The General Partner represents and warrants by executing this Agreement that it is a limited liability company organized and in good standing under the laws of the State of Delaware.

(c) Survival. The foregoing representations and warranties shall be true and correct in all respects on and as of the date of this Agreement and shall survive such date.

12.8 Meaning of Certain Terms. As used in this Agreement, the term “person” means any individual, corporation, partnership, limited liability company, estate, trust or other legal entity any individual, partnership, corporation, trust or other legal entity; “affiliate” or “person affiliated with” means, when used with reference to a specified person, any person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with the specified person; the terms “control”, “controlled by”, and “under common control with” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting equity interests, by contract or otherwise; and “unrelated third party” means, when used with reference to a specified person, a person who is not an “affiliate” of or “person affiliated with” the specified person.

12.9 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. This Agreement may be delivered by one or more parties by facsimile or similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes.

12.10 Confidentiality. Each Partner agrees to keep the terms of this Agreement and all materials, information and agreements exchanged between the Partners or received by the Partners in connection with this Agreement, including the terms hereof (collectively, the “Confidential Information”), confidential and not to disclose, deliver or otherwise make the same or any copy (or any draft thereof) available to any person, except to the extent that (a) the disclosure or delivery of the Confidential Information is made to representatives, agents, employees, legal counsel, accountants, auditors, financial or other advisors, or other Persons, in each case, who need to know such information to perform any duty or function or as reasonably necessary for such person to carry out its ongoing operations (including to potential investors and financing providers); (b) the Confidential Information may generally become available to the public or become circulated to the public through no fault of the disclosing Partner; (c) the Confidential Information was known on a non-confidential basis prior to its disclosure in connection with this Agreement; (d) the information was independently developed without reference to the Confidential Information, or (e) the disclosure of the Confidential Information is required by applicable law or regulation (including, without limitation, United States securities laws); provided that any Person to whom the Confidential Information is disclosed or delivered by a Partner pursuant to clause (a) above shall have been advised of the confidential nature of such information by the disclosing Partner and the disclosing Partner shall be responsible for any breach of this Section 12.10 by such Person. Each Partner shall be entitled to make a public announcement regarding the consummation of the acquisition, disposition or financing of an Investment, provided that such public announcement shall not include the name or any other information that may reveal the identity of any affiliate of the 3NET Limited Partner, including its ultimate parent company, without the prior written consent of the 3NET Limited Partner.

12.11 Applicable Law. Notwithstanding the place where this Agreement may be executed by any of the parties hereto, this Agreement, the rights and obligations of the parties hereto, and any claims and disputes relating thereto shall be subjected to and governed by the Act and the other laws of the State of Delaware as applied to agreements among Delaware residents to be entered into and performed entirely within the State of Delaware, and such laws shall govern all aspects of this Agreement, including, without limitation, the limited partnership aspects of this Agreement.

12.12 Waiver of Jury Trial. The parties hereby expressly waive the right to a trial by jury in any action or proceeding brought by or against any of them relating to this Agreement or the transactions contemplated hereby.

12.13 Venue. Each of the parties hereby submits to the exclusive jurisdiction of any state or federal court sitting in Delaware in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding shall be heard and determined in such court. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.

12.14 Limitation on Benefits. The covenants, undertakings and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto and their respective successors, heirs, executors, administrators, legal representatives and permitted assigns.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

GENERAL PARTNER

IIT North American Industrial Fund I GP LLC, a Delaware limited liability company, its general partner

By: IIT Real Estate Holdco LLC, a Delaware limited liability company, its sole member

By: Industrial Income Operating Partnership LP, a Delaware limited partnership, its sole member

By: Industrial Income Trust Inc., a Maryland corporation, its general partner

By:	/s/ DWIGHT L. MERRIMAN III
Name:	Dwight L. Merriman
Title:	Chief Executive Officer

IIT LIMITED PARTNER

IIT North American Industrial Fund I Limited Partner LLC, a Delaware limited liability company, its general partner

By: IIT Real Estate Holdco LLC, a Delaware limited liability company, its sole member

By: Industrial Income Operating Partnership LP, a Delaware limited partnership, its sole member

By: Industrial Income Trust Inc., a Maryland corporation, its general partner

By:	/s/ DWIGHT L. MERRIMAN III
Name:	Dwight L. Merriman
Title:	Chief Executive Officer

3NET LIMITED PARTNER

3NET Indy Investments Inc.

By:	/s/ JEROME FOULON
Name:	Jerome Foulon
Title:	Vice President

By:	/s/ PIERRE GIBEAULT
Name:	Pierre Gibeault
Title:	Vice President